UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Portland General Electric Company

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 31, 2011

To our shareholders:

On behalf of the Board of Directors, we are pleased to invite you to Portland General Electric Company’s 2011 Annual Meeting of Shareholders. The meeting will be held at 10:00 a.m. Pacific Time on Wednesday, May 11, 2011, at the Conference Center Auditorium located at Two World Trade Center, 25 SW Salmon Street, Portland, Oregon.

Details of the business we plan to conduct at the meeting are included in the attached Notice of Annual Meeting of Shareholders and proxy statement. Only holders of record of PGE common stock at the close of business on March 7, 2011 are entitled to vote at the meeting.

Your vote is very important. Regardless of the number of shares you own, we encourage you to participate in the affairs of the company by voting your shares at this year’s annual meeting. Even if you plan to attend the meeting, it is a good idea to vote your shares before the meeting.

We hope you will find it possible to attend this year’s annual meeting, and thank you for your interest in PGE and your participation in this important annual process.

Cordially,

Corbin A. McNeill, Jr. Chairman of the Board	James J. Piro Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 11, 2011

To our shareholders:

The 2011 Annual Meeting of Shareholders of Portland General Electric Company will be held at the Conference Center Auditorium located at Two World Trade Center, 25 SW Salmon Street, Portland, Oregon, 97204 at 10:00 a.m. Pacific Time on Wednesday, May 11, 2011.

The meeting is being held for the following purposes, which are more fully described in the proxy statement that accompanies this notice:

1. To elect directors named in the proxy statement for the coming year;

2. To approve in a non-binding vote the compensation of the company’s named executive officers;

3. To recommend in a non-binding vote the frequency of future non-binding shareholder votes to approve the compensation of the company’s named executive officers;

4. To ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2011;

5. To vote on a shareholder proposal, if properly presented, concerning greenhouse gas emissions reductions; and

6. To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

As of the date of this notice, the company has received no notice of any matters, other than those set forth above, that may properly be presented at the annual meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the enclosed proxy card, or their duly constituted substitutes, will be deemed authorized to vote the shares represented by proxy or otherwise act on those matters in accordance with their judgment.

The close of business on March 7, 2011 has been fixed as the record date for determining shareholders entitled to vote at the annual meeting. Accordingly, only shareholders of record as of the close of business on that date are entitled to vote at the annual meeting or any adjournment or postponement of the annual meeting.

Your vote is very important. Please read the proxy statement and then, whether or not you expect to attend the annual meeting, and no matter how many shares you own, vote your shares as promptly as possible. You can vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the proxy statement. Submitting a proxy now will help ensure a quorum and avoid added proxy solicitation costs. If you attend the meeting you may vote in person, even if you have previously submitted a proxy.

You may revoke your proxy at any time before the vote is taken by delivering to the Corporate Secretary of PGE a written revocation or a proxy with a later date or by voting your shares in person at the meeting, in which case your prior proxy will be disregarded.

BY ORDER OF THE BOARD OF DIRECTORS

Marc S. Bocci
Corporate Secretary

March 31, 2011

Portland, Oregon

Portland General Electric Company

121 SW Salmon Street

Portland, Oregon 97204

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 11, 2011

This proxy statement is being furnished to you by the Board of Directors of Portland General Electric Company (“PGE” or the “company”) to solicit your proxy to vote your shares at our 2011 Annual Meeting of Shareholders. The meeting will be held at the Conference Center Auditorium located at Two World Trade Center, 25 SW Salmon Street, Portland, Oregon at 10:00 a.m. Pacific Time on Wednesday, May 11, 2011. This proxy statement and the enclosed proxy card and 2010 Annual Report are being mailed to shareholders, or made available electronically, on or about March 31, 2011.

Questions and Answers about the Annual Meeting

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials, at no charge. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found on the Notice of Internet Availability. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by following the instructions on the website referred to in the Notice of Internet Availability.

Why am I receiving these materials?

The Board of Directors has made these materials available to you on the Internet, or, upon your request, will deliver printed versions of these materials to you by mail, in connection with the board’s solicitation of proxies for use at our 2011 Annual Meeting of Shareholders. You are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

•	Our proxy statement for the 2011 annual meeting; and

•	Our 2010 Annual Report to Shareholders, which includes our audited consolidated financial statements.

If you request printed versions of these materials by mail, these materials will also include the proxy card for the 2011 annual meeting.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability provides you with instructions regarding how to:

•	View our proxy materials for the 2011 annual meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Who is entitled to vote at the annual meeting?

Holders of PGE common stock as of the close of business on the record date, March 7, 2011, may vote at the 2011 annual meeting, either in person or by proxy. As of the close of business on March 7, 2011, there were 75,321,733 shares of PGE common stock outstanding and entitled to vote. The common stock is the only authorized voting security of the company, and each share of common stock is entitled to one vote on each matter properly brought before the 2011 annual meeting.

What matters will be voted on at the annual meeting?

There are five matters scheduled for a vote at the annual meeting:

1.	The election of directors;

2.	An advisory, non-binding vote to approve the compensation of the company’s named executive officers;

3.	An advisory, non-binding vote on whether the shareholder vote to approve the compensation of the company’s named executive officers should occur every one year, two years or three years;

4.	The ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2011; and

5.	A shareholder proposal concerning greenhouse gas emissions reduction.

What are the board’s voting recommendations?

The board recommends that you vote your shares in the following manner:

•	“FOR” the election of each of the company’s nominees for director;

•	“FOR” the approval of the compensation of the company’s named executive officers;

•	For “THREE YEARS” on the frequency of future non-binding shareholder votes to approve the compensation of the company’s named executive officers;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2011; and

•	“AGAINST” the shareholder proposal concerning greenhouse gas emissions reduction.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, or AST, you are considered the “shareholder of record” with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares. You also are invited to attend the annual meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the meeting.

How can I vote my shares before the annual meeting?

If you hold shares in your own name as a shareholder of record, you may vote before the annual meeting by Internet by following the instructions contained in the Notice of Internet Availability. If you request printed copies of the proxy materials by mail, you may also cast your vote by authorizing the individuals named on the enclosed proxy card to serve as your proxy to vote your shares at the annual meeting in the manner you indicate. You may do so by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. Please check with your broker or bank and follow the voting procedures your broker or bank provides to vote your shares.

Even if you plan to attend the annual meeting, we recommend that you vote before the meeting as described above so that your vote will be counted if you later decide not to attend the meeting. Submitting a proxy or voting through the telephone or the Internet will not affect your right to attend the annual meeting and vote in person.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If your shares are held in your own name as a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, or you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, your shares will be voted as follows:

•	“FOR” the election of each of the company’s nominees for director;

•	“FOR” the approval of the compensation of the company’s named executive officers;

•	For “THREE YEARS” on the frequency of future non-binding shareholder votes to approve the compensation of the company’s named executive officers;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2011; and

•	“AGAINST” the shareholder proposal concerning greenhouse gas emissions reduction.

If I am the beneficial owner of shares held in street name by my broker, will my broker automatically vote my shares for me?

New York Stock Exchange rules applicable to broker-dealers grant your broker discretionary authority to vote your shares without receiving your instructions on certain routine matters. Your broker has discretionary authority under the New York Stock Exchange rules to vote your shares on the ratification of the appointment of the independent registered public accounting firm. However, unless you provide voting instructions to your broker, your broker does not have authority to vote your shares with respect to the election of directors, the approval of the compensation of the company’s named executive officers, the frequency vote relating to advisory votes to approve the compensation of the company’s named executive officers, and the shareholder proposal. As a result, we strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.

Could other matters be decided at the annual meeting?

As of the date of this proxy statement, we are unaware of any matters, other than those set forth in the Notice of Annual Meeting of Shareholders, that may properly be presented at the annual meeting. If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies on the enclosed proxy card, or their duly constituted substitutes, will be deemed authorized to vote those shares for which proxies have been given or otherwise act on such matters in accordance with their judgment.

Can I vote in person at the annual meeting?

Yes. If you hold shares in your own name as a shareholder of record, you may come to the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot. If you are the beneficial owner of shares held in street name, you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

What do I need to bring to be admitted to the annual meeting?

All shareholders must present a form of personal photo identification in order to be admitted to the meeting. In addition, if your shares are held in the name of your broker, bank or other nominee and you wish to attend the annual meeting, you must bring an account statement or letter from the broker, bank or other nominee indicating that you were the owner of the shares on March 7, 2011.

How can I change or revoke my vote?

If you hold shares in your own name as a shareholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

•	Notifying our Corporate Secretary in writing that you are revoking your proxy;

•	Delivering another duly signed proxy that is dated after the proxy you wish to revoke; or

•

Attending the annual meeting and voting in person by properly completing and submitting a ballot. (Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.)

Any written notice of revocation, or later dated proxy, should be delivered to:

Portland General Electric Company

121 SW Salmon Street, 1WTC1301

Portland, Oregon 97204

Attention: Marc S. Bocci, Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Corporate Secretary at the annual meeting before the voting begins.

If you are the beneficial owner of shares held in street name, please check with your broker or bank and follow the procedures your broker or bank provides if you wish to change your vote with respect to those shares.

What are the voting requirements to elect directors and approve the other proposal described in the proxy statement?

The vote required to approve each of the matters scheduled for a vote at the annual meeting is set forth below:

Proposal	Vote Required
Election of directors	Plurality
Advisory vote on approval of the compensation of the company’s named executive officers	Votes in Favor Exceed Votes Against
Advisory vote on frequency of shareholder vote to approve compensation of the Company’s named executive officers	Not Applicable
Ratification of appointment of Deloitte & Touche LLP	Votes in Favor Exceed Votes Against
Shareholder proposal concerning greenhouse gas emissions reduction	Votes in Favor Exceed Votes Against

The election of directors by a “plurality” of the votes cast at the meeting means that the nominees receiving the largest number of votes cast will be elected as directors up to the maximum number of directors to be elected at the meeting. With respect to the advisory vote to approve the compensation of the company’s named executive officers, if there is any significant vote against this item we will consider the concerns of our shareholders and evaluate whether any actions are necessary to address these concerns. With respect to the vote to approve the frequency of the advisory shareholder vote to approve the compensation of the company’s named executive officers, the frequency receiving the largest number of votes cast will be the preferred frequency that has been selected by shareholders.

What is the “quorum” for the annual meeting and what happens if a quorum is not present?

The presence at the annual meeting, in person or by proxy, of a majority of the shares issued and outstanding and entitled to vote as of March 7, 2011 is required to constitute a “quorum.” The existence of a quorum is necessary in order to take action on the matters scheduled for a vote at the annual meeting. If you vote by Internet or telephone, or submit a properly executed proxy card, your shares will be included for purposes of determining the existence of a quorum. Proxies marked “abstain” and “broker non-votes” (each of which are explained below) also will be counted in determining the presence of a quorum. If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the chairman of the meeting or the shareholders by a vote of the holders of a majority of votes present in person or represented by proxy, may, without further notice to any shareholder (unless a new record date is set), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

What is an “abstention” and how would it affect the vote?

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. However, an abstention with respect to a matter submitted to a vote of shareholders will not be counted for or against the matter. Consequently, an abstention with respect to any of the proposals to be presented at the annual meeting will not affect the outcome of the vote.

What is a “broker non-vote” and how would it affect the vote?

A broker non-vote occurs when a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner with respect to the ratification of the appointment of the independent registered public accounting firm, but not with respect to any of the other proposals. Accordingly, there might be broker non-votes with respect to all of the proposals, except the ratification of the appointment of the independent registered public accounting firm. A broker non-vote will have the same effect as an abstention and, therefore, will not affect the outcome of the vote.

Who will conduct the proxy solicitation and how much will it cost?

The company is soliciting your proxy for the annual meeting and will pay all the costs of the proxy solicitation process. We have engaged Broadridge Financial Solutions, Inc. to assist in the distribution of proxy materials, and we will pay their reasonable out-of-pocket expenses for these services. Our directors, officers and employees may communicate with shareholders by telephone, facsimile, email or personal contact to solicit proxies. These individuals will not be specifically compensated for doing so. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials to the beneficial owners of PGE common stock.

Who will count the votes?

Broadridge Financial Solutions, Inc. will tabulate the votes cast by mail, Internet, or telephone. Nora E. Arkonovich, our Assistant Secretary, will tabulate any votes cast at the annual meeting and will act as inspector of election to certify the results.

If you have any questions about voting your shares or attending the annual meeting, please call our Investor Relations Department at (503) 464-7395.

Security Ownership of Certain Beneficial Owners,

Directors and Executive Officers

On March 7, 2011 there were 75,321,733 shares of PGE common stock outstanding. The following table sets forth, as of that date unless otherwise specified, the beneficial ownership of PGE common stock of (1) known beneficial owners of more than 5% of PGE’s common stock, (2) each director or nominee for director, (3) each of our “named executive officers” listed in the Summary Compensation Table, and (4) our executive officers and directors as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his, her or its name, except as otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% or Greater Holders
BlackRock, Inc.(1)	4,027,364	5.35%
40 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc.(2)	3,882,435	5.15%
100 Vanguard Blvd.
Malvem, PA 19355
Non-Employee Directors
John W. Ballantine	6,791(3)	*
Rodney L. Brown, Jr.	6,115(3)	*
David A. Dietzler	6,791(3)	*
Kirby A. Dyess	3,157(3)	*
Peggy Y. Fowler	45,868(3)	*
Mark B. Ganz	6,791(3)(4)	*
Corbin A. McNeill, Jr.	6,791(3)	*
Neil J. Nelson	6,391(3)(4)	*
M. Lee Pelton	6,791(3)	*
Robert T. F. Reid	6,791(3)	*
Named Executive Officers
James J. Piro	13,454	*
Maria M. Pope	3,256(4)	*
J. Jeffrey Dudley	3,256	*
Stephen M. Quennoz	7,581	*
Stephen R. Hawke	7,460	*
All of the above officers and directors and other executive officers as a group (22 persons)	162,509	*

*	Percentage is less than 1% of PGE common stock outstanding.
(1)	As reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 2, 2011.
(2)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011.
(3)	Includes 387 shares of common stock that will be issued on March 31, 2011 upon the vesting of restricted stock units granted under the Portland General Electric Company 2006 Stock Incentive Plan. Restricted stock units do not have voting or investment power until the units vest and the underlying common stock is issued.
(4)	Shares are held jointly with the individual’s spouse, who shares voting and investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership (and changes in stock ownership) by our directors and executive officers and persons who beneficially own more than 10% of our common stock. To the best of our knowledge, all of the filings required by Section 16(a) of the Securities Exchange Act of 1934 for our directors and executive officers and persons who beneficially own more than 10% of our common stock were made on a timely basis in 2010.

Executive Officers (1)

Name	Age	Business Experience
James J. Piro President and Chief Executive Officer	58	Appointed President and Co-Chief Executive Officer on January 1, 2009 and appointed President and Chief Executive Officer on March 1, 2009. Served as Executive Vice President, Chief Financial Officer and Treasurer from July 2002 to December 2008. Served as Senior Vice President Finance, Chief Financial Officer and Treasurer from May 2001 until July 2002. Served as Vice President, Chief Financial Officer and Treasurer from November 2000 until May 2001. Served as Vice President, Business Development from February 1998 until November 2000. Served as General Manager, Planning Support, Analysis and Forecasting, from 1992 until 1998.

Maria M. Pope Senior Vice President, Finance, Chief Financial Officer and Treasurer	46	Appointed to current position on January 1, 2009. Previously served as a director of the company from January 2006 to December 2008. Served as Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company based in Wilsonville, Oregon, from July 2007 to December 2008. Prior to joining Mentor Graphics, served as Vice President and General Manager, Wood Products Division of Pope & Talbot, Inc., a pulp and wood products company, from December 2003 to April 2007. Pope & Talbot, Inc. filed a voluntary petition under Chapter 11 of the federal bankruptcy laws on November 19, 2007. Ms. Pope previously worked for Levi Strauss & Co. and Morgan Stanley & Co., Inc.

Stephen R. Hawke Senior Vice President, Customer Service, Transmission and Distribution	61	Appointed to current position in August 2006. Served as Vice President, Customer Service and Delivery from August 2004 until appointed to current position. Served as Vice President, System Engineering, Utility Services and Customer Service from October 2003 to August 2004. Served as Vice President, System Engineering and Utility Services from July 1997 until October 2003.

Arleen N. Barnett Vice President, Administration	59	Appointed to current position on August 2, 2004. Served as Vice President, Human Resources and Information Technology and as Corporate Compliance Officer from May 2001 until appointed to current position. Served as Vice President, Human Resources from February 1998 until May 2001.

Name	Age	Business Experience
O. Bruce Carpenter Vice President, Distribution Services	60	Appointed to current position on August 1, 2009. Served as General Manager, Revenue Operations from January 2004 until appointed to current position.

Carol A. Dillin Vice President, Customers and Economic Development	53	Appointed to current position on August 1, 2009. Served as Vice President, Public Policy from February 2004 until appointed to current position. Served as Director of Public Affairs and Corporate Communications from April 1998 until February 2004.

J. Jeffrey Dudley Vice President, General Counsel and Corporate Compliance Officer	62	Appointed to current position on August 10, 2007. Served as Associate General Counsel from May 2001 until appointed to current position and was the lead regulatory attorney on state and federal matters.

Campbell A. Henderson Vice President, Information Technology and Chief Information Officer	57	Appointed to current position on August 1, 2006. Served as Chief Information Officer and General Manager, Information Technology from August 2005 until appointed to current position. Served as Chief Information Officer for Stockamp and Associates, a health care consulting organization, from 2003 until 2004. Served as Vice President, Chief Information Officer of Willamette Industries from 1998 to 2002.

James F. Lobdell Vice President, Power Operations and Resource Strategy	52	Appointed to current position on August 2, 2004. Served as Vice President, Power Operations from September 2002 until appointed to current position. Served as Vice President, Risk Management Reporting, Controls and Credit from May 2001 until September 2002.

William O. Nicholson Vice President, Distribution Operations	52	Appointed to current position on August 1, 2009. Served as Vice President, Customers and Economic Development from May 2007 until appointed to current position. Served as General Manager, Distribution Western Region from April 2004 until May 2007. Served as General Manager, Distribution Line Operations & Services from February 2002 until April 2004.

Stephen M. Quennoz Vice President, Nuclear and Power Supply/Generation	63	Appointed to current position on July 25, 2002. Served as Vice President, Generation from January 2001 until appointed to current position.

W. David Robertson Vice President, Public Policy	43	Appointed to current position on August 1, 2009. Served as Director of Government Affairs from June, 2004 until appointed to current position.

(1)	Officers of PGE are elected for one-year terms or until their successors are elected and qualified.

Corporate Governance

Corporate Governance Program

PGE common stock is listed on the New York Stock Exchange (“NYSE”). In connection with that listing, our board has implemented a corporate governance program, including the adoption of charters for our Audit Committee, Compensation and Human Resources Committee and Nominating and Corporate Governance Committee; Corporate Governance Guidelines (including Categorical Standards for Determination of Director Independence); a Process for Handling Communications to the Board of Directors and Board Committees; a Code of Business Ethics and Conduct; and a Code of Ethics for the Chief Executive and Senior Financial Officers. These documents are published under the “Investors — Corporate Governance” section of our website at www.portlandgeneral.com and are available in print to shareholders, without charge, upon request to Portland General Electric Company at its principal executive offices at 121 SW Salmon Street, 1 WTC 1301, Portland, Oregon 97204, Attention: Corporate Secretary.

Board of Directors

Our business, property and affairs are managed under the direction of our Board of Directors. Members of the board are kept informed of our business by consulting with our Chief Executive Officer and other officers and senior management, by reviewing and approving capital and operating plans and budgets and other materials provided to them, by visiting our offices and plants and by participating in meetings of the board and its committees.

During 2010, the Board of Directors met 5 times. Under our Corporate Governance Guidelines, the non-management directors must meet in executive session without management at least quarterly. The Chairman of the board (or if the Chairman is not an independent director, the lead independent director) presides over these executive sessions. The non-management directors met in executive session 4 times in 2010, generally at the end of each board meeting. In the event that the non-management directors include directors who are not independent under the NYSE listing standards, our Corporate Governance Guidelines require the independent directors to meet separately in executive session at least once a year. The independent directors met in executive session 2 times in 2010. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings held by all committees on which the director served, during 2010 or the period in 2010 for which the director served.

It is our policy that directors are expected to attend the annual meeting of shareholders. A director who is unable to attend the annual meeting of shareholders (which it is understood may occur on occasion) is expected to notify the Chairman of the board. At the time of the 2010 annual meeting of shareholders, we had 11 directors. All 11 of our directors attended the 2010 annual meeting of shareholders.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company. The Chairman of the board provides leadership to the board in exercising its role of providing advice to, and independent oversight of, management. The Chairman of the board also provides leadership in defining the board’s structure and activities in the fulfillment of its responsibilities, provides guidance to the Chief Executive Officer, sets the board meeting agendas with board and management input, and presides over meetings of the Board of Directors and meetings of shareholders. The board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the board’s oversight responsibilities continue to grow. While our bylaws and

Corporate Governance Guidelines do not require that our Chairman and Chief Executive Officer positions be separate, the board believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for the company at this time and demonstrates our commitment to good corporate governance. Corbin A. McNeill, Jr., our current Chairman, is an independent director as defined in the NYSE corporate governance listing standards and the company’s categorical standards with respect to the determination of director independence.

Board Oversight of Risk

Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. The board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal, regulatory and strategic risks. These reports help the board understand the company’s risk identification, risk management and risk mitigation strategies and processes.

While the board has ultimate responsibility for oversight of the risk management process, various committees of the board assist the board in fulfilling its oversight responsibilities for certain areas of risk. The Audit Committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements and reviews quarterly reports from the company’s Corporate Compliance Committee. In addition, the Audit Committee discusses guidelines and policies governing the process by which the company assesses and manages its exposure to risk and discusses the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation and Human Resources Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from the company’s compensation policies and programs. The Nominating and Corporate Governance Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for directors and executive officers, and corporate governance. The Finance Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with the company’s power operations, capital projects, finance activities, credit and liquidity.

Selection of Candidates for Board Membership

The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the board for election as directors. The committee seeks candidates with the qualifications and areas of expertise that will enhance the composition of the board. The committee does not have a formal policy with respect to the consideration of diversity in identifying director nominees, but believes it is important that the board represent a diversity of backgrounds, experience, gender and race. The committee considers a number of criteria in selecting nominees, including:

•	Demonstration of significant accomplishment in the nominee’s field;

•	Ability to make a meaningful contribution to the board’s oversight of the business and affairs of the company;

•	Reputation for honesty and ethical conduct in the nominee’s personal and professional activities;

•	Relevant background and knowledge in the utility industry;

•	Specific experiences and skills in areas important to the operation of the company; and

•	Business judgment, time availability, including the number of other boards of public companies on which a nominee serves, and potential conflicts of interest.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the committee will take into consideration the needs of the board and the qualifications of the candidate. To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The shareholder’s name and evidence of ownership of PGE common stock, including the number of shares owned and the length of time of ownership; and

•

The candidate’s name, resume or listing of qualifications to be a director and consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the board.

The shareholder recommendation and information described above must be sent to our Corporate Secretary at Portland General Electric Company, 121 SW Salmon Street, 1WTC1301, Portland, Oregon 97204 and must be received by our Corporate Secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of shareholders.

The Nominating and Corporate Governance Committee retains an outside search firm to assist the committee members in identifying and evaluating potential nominees for the board. The committee also identifies potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above who might be available to serve on the board, especially business and civic leaders in the communities in our service area. As described above, the committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee may collect and review publicly available information to assess whether the person should be considered further. If the committee determines that the person warrants further consideration, the committee chair or another member of the committee will contact the person. Generally, if the person expresses a willingness to be a candidate and to serve on the board, the Nominating and Corporate Governance Committee will request information from the candidate, review the candidate’s accomplishments and qualifications and compare them to the accomplishments and qualifications of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate’s accomplishments. The committee’s evaluation process does not vary based on whether a candidate is recommended by a shareholder.

Non-Employee Director Compensation

The following table describes the compensation earned by persons who served as non-employee directors during any part of 2010.

2010 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
John W. Ballantine	$78,500	$29,988	$—	$1,010	$109,498
Rodney L. Brown, Jr.	60,000	29,988	—	1,010	90,998
David A. Dietzler	85,000	29,988	—	1,010	115,998
Kirby A. Dyess	61,000	29,988	—	1,007	91,995
Peggy Y. Fowler	57,000	29,988	—	1,010	87,998
Mark B. Ganz	57,000	29,988	—	1,010	87.998
Corbin A. McNeill, Jr.	136,500	29,988	—	1,010	167,498
Neil J. Nelson	75,000	29,988	—	1,010	105,998
M. Lee Pelton	74,000	29,988	—	1,010	104,998
Robert T. F. Reid	66,500	29,988	—	1,010	97,498

(1)	Amounts in this column include retainers, meeting fees and chair fees.
(2)	Amounts in this column represent the grant date fair value of restricted stock unit grants made in 2010, the terms of which are discussed below in the section entitled “Restricted Stock Unit Grants.” These grants were made to all directors on May 12, 2010 in respect of services to be performed during the ensuing 12-month period.
(3)	Amounts in this column constitute above-market interest earned on deferred compensation balances under the Portland General Electric Company 2006 Outside Directors’ Deferred Compensation Plan.
(4)	This column shows amounts earned in respect of dividend equivalent rights under restricted stock unit awards. See the discussion below under “Restricted Stock Unit Grants.” The value of the dividend equivalent rights was not incorporated into the “Stock Awards” column.

Current Compensation Arrangements for Non-Employee Directors

The following table describes the current compensation arrangements with our non-employee directors:

Annual Cash Retainer Fee	$30,000
Additional Annual Cash Retainer for Chairman of the Board	75,000
Additional Annual Cash Retainer Fee for Audit Committee Chair	15,000
Additional Annual Cash Retainer for Other Committee Chairs	7,500
Board and Committee Meeting Fees
Attendance in person	3,000
Telephone attendance	1,000
Value of Annual Grant of Restricted Stock Units	30,000

The annual cash retainers and board and committee meeting fees are paid quarterly in arrears. We will also reimburse certain expenses related to the directors’ service on the board, including expenses in connection with attendance at board and committee meetings.

Our non-employee directors are required to hold at least 3,300 shares of PGE common stock while serving as a director. Non-employee directors elected at the 2007 annual meeting of shareholders have three years from the date of that meeting to meet this requirement. Non-employee directors appointed or elected after the 2007 annual meeting of shareholders must meet this requirement within three years following the first annual meeting at which they are elected. Our stock ownership policy for executive officers is described on page 45 of this proxy statement.

Restricted Stock Unit Grants

Each non-employee director received a grant of restricted stock units on May 12, 2010. The number of restricted stock units each director received was determined by dividing $30,000 by the closing price of PGE common stock on the date of grant. We intend to make additional grants of $30,000 worth of restricted stock units to each director each year on or about the date of our annual meeting of shareholders. Each restricted stock unit represents the right to receive one share of common stock at a future date. Provided that the director remains a non-employee member of the board, the restricted stock units will vest over a one-year vesting period in equal installments on the last day of each calendar quarter and will be settled exclusively in shares of common stock. Restricted stock units do not have voting rights with respect to the underlying common stock until the units vest and the common stock is issued.

Each director also was granted one dividend equivalent right with respect to each restricted stock unit. Each dividend equivalent right represents the right to receive an amount equal to dividends paid on one share of common stock, having a record date between the grant date and vesting date of the related restricted stock unit. The dividend equivalent rights will be settled exclusively in cash on the date that the related dividends are paid to holders of common stock.

The grants of restricted stock units and dividend equivalent rights were made pursuant to the terms of the Portland General Electric Company 2006 Stock Incentive Plan. The grants are subject to the terms and conditions of the plan and agreements between PGE and each director.

Outside Directors’ Deferred Compensation Plan

The company maintains the Portland General Electric Company 2006 Outside Directors’ Deferred Compensation Plan to provide directors with the opportunity to defer payment of compensation for their board service. Directors may defer fees and retainers, as well as any other form of cash remuneration included on a deferral election form approved by the Compensation and Human Resources Committee. Deferral elections must be made no later than December 15 of the taxable year preceding the year in which the compensation is earned. Deferrals accumulate in an account that earns interest at a rate that is one-half percentage point higher than the Moody’s Average Corporate Bond rate. Benefit payments under the plan may be made in a lump sum or in monthly installments over a maximum of 180  months.

Director Independence

For a director to be considered independent under the NYSE corporate governance listing standards, the Board of Directors must affirmatively determine that the director does not have any direct or indirect material relationship with the company, including any of the relationships specifically proscribed by the NYSE independence standards. The board considers all relevant facts and circumstances in making its independence determinations. Only independent directors may serve on our Audit Committee, Compensation and Human Resources Committee, and Nominating and Corporate Governance Committee.

In addition to complying with NYSE independence standards, our Board of Directors has adopted a formal set of categorical standards with respect to the determination of director independence. Under our Categorical Standards for Determination of Director Independence, a director must be determined to have no material relationship with the company other than as a director. These standards specify the criteria by which the independence of our directors will be determined, including guidelines for directors and their immediate families with respect to past employment or affiliation with the company, its customers or its independent registered public accounting firm. The standards also restrict commercial and not-for-profit relationships with the company, and prohibit Audit Committee members from having any accounting, consulting, legal, investment banking or financial advisory relationships with the company. Directors may not be given personal loans or extensions of credit by the company, and all directors are required to deal at arm’s length with the company and its subsidiaries, and to disclose any circumstance that may result in the director no longer being considered independent. The full text of our Categorical Standards for Determination of Director Independence is published as an addendum to our Corporate Governance Guidelines, which are available under the “Investors — Corporate Governance” section of our website at www.portlandgeneral.com.

During its review of director independence, the board considered whether there were any transactions or relationships between the company and any director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). The board also considered our charitable contributions to not-for-profit organizations for which a director or an immediate family member of a director serves as a board member or executive officer. In addition, the board considered that in the ordinary course of our business we provide electricity to some directors and entities with which they are affiliated on the same terms and conditions as provided to other customers of the company.

As a result of this review, the board affirmatively determined that the following directors nominated for election at the annual meeting are independent under the NYSE listing standards and our independence standards: John W. Ballantine, Rodney L. Brown, Jr., David A. Dietzler, Kirby A. Dyess, Mark B. Ganz, Corbin A. McNeill, Jr., Neil J. Nelson, M. Lee Pelton and Robert T. F. Reid.

The board determined that James J. Piro and Peggy Y. Fowler are not independent. Mr. Piro is not independent because of his employment as our President and Chief Executive Officer. Ms. Fowler is not independent because she was an employee of the company during the past three years.

Board Committees

The Board of Directors has four standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation and Human Resources Committee and the Finance Committee. The Board of Directors has determined that each of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation and Human Resources Committee is comprised solely of independent directors in accordance with the NYSE listing standards. Copies of the charters for each of these committees are available under the “Investors — Corporate Governance” section of our website at www.portlandgeneral.com.

The table below provides membership information for each of the committees as of March 31, 2011.

	Audit Committee	Nominating and Corporate Governance Committee	Compensation and Human Resources Committee	Finance Committee
John W. Ballantine			X	Chair
Rodney L. Brown, Jr.	X	X
David A. Dietzler	Chair	X
Kirby A. Dyess	X
Peggy Y. Fowler				X
Mark B. Ganz			X	X
Corbin A. McNeill, Jr.		Chair
Neil J. Nelson	X		X
M. Lee Pelton		X	X	X
Robert T. F. Reid			Chair

Audit Committee

The Audit Committee met six times in 2010. Under the terms of its charter, the Audit Committee must meet at least once each quarter. The committee regularly meets separately with management, our internal auditor and our independent registered public accounting firm. The responsibilities of the Audit Committee include:

•	Retaining our independent registered public accounting firm;

•	Evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	Overseeing matters involving accounting, auditing, financial reporting and internal control functions, including the integrity of our financial statements and internal controls;

•

Approving audit and permissible non-audit service engagements to be undertaken by our independent registered public accounting firm through the pre-approval policies and procedures adopted by the committee;

•	Reviewing the performance of our internal audit function;

•

Reviewing the company’s annual and quarterly financial statements and our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q and recommending to the Board of Directors whether the financial statements should be included in the annual report on Form 10-K; and

•	Discussing the guidelines and policies governing the process by which we assess and manage our exposure to risk.

The committee has the authority to secure independent expert advice to the extent the committee determines it to be appropriate, including retaining independent counsel, accountants, consultants or others, to assist the committee in fulfilling its duties and responsibilities.

The Board of Directors has determined that Mr. Dietzler is an “audit committee financial expert” as that term is defined under rules of the Securities and Exchange Commission.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met three times in 2010. Under the terms of its charter, the committee must meet at least two times annually. The responsibilities of the committee include:

•	Identifying and recommending to the board individuals qualified to serve as directors and on committees of the board;

•	Advising the board with respect to board and committee composition and procedures;

•	Developing and recommending to the board a set of corporate governance guidelines;

•	Reviewing the succession plans for the Chief Executive Officer and senior officers; and

•	Overseeing the self-evaluation of the board and coordinating the evaluations of the board committees.

The committee may retain or terminate search firms to identify director candidates, and has the sole authority to approve the search firm’s fees and other retention terms. The committee also may retain independent counsel or other consultants or advisers as it deems necessary to assist in its duties to the company.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee met six times in 2010. Under the terms of its charter, the committee must meet at least two times annually. The committee’s responsibilities include:

•

Together with the other independent directors, evaluating annually the performance of the Chief Executive Officer in light of the goals and objectives of our executive compensation plans, both generally and with respect to approved performance goals;

•

Evaluating annually the performance of the other executive officers in light of the goals and objectives applicable to such executive officers, which may include requesting that the Chief Executive Officer provide performance evaluations for such executive officers and recommendations with respect to the compensation of such executive officers (including long-term incentive compensation);

•

Either as a committee or, if directed by the board, together with the other independent directors, determining and approving the compensation of the Chief Executive Officer and the other executive officers in light of the evaluation of the officers’ performance;

•	Reviewing and approving, or recommending approval of, perquisites and other personal benefits to our executive officers;

•	Reviewing our executive compensation plans and programs annually and approving or recommending to the board new compensation plans and programs or amendments to existing plans and programs; and

•	Reviewing and approving any severance or termination arrangements to be made with any executive officer.

Under its charter, the committee has authority to retain and terminate compensation consultants to assist the committee in carrying out its responsibilities, including sole authority to approve the consultants’ fees and other retention terms. The committee has engaged Towers Watson (the company resulting from the recent merger of Watson Wyatt Worldwide and Towers Perrin Forster & Crosby, Inc.) to advise it on matters related to executive compensation.

The committee is supported in its work by members of our Compensation and Benefits Department. The formal role of our executive officers in determining executive compensation is limited to the responsibility of the Chief Executive Officer to provide the committee with a self-evaluation, as well as an evaluation of the performance of the other executive officers. The committee may also seek input from our executive officers in developing overall compensation philosophy and decisions about specific pay components.

The committee has authority to conduct or authorize investigations or studies of matters within the committee’s scope of responsibilities, and to retain independent counsel or other consultants or advisers as it deems necessary to assist it in those matters. To the extent permitted by applicable law, regulation or the NYSE listing standards, the committee may form subcommittees and delegate to the subcommittees, or to the committee chairperson individually, the power and authority the committee deems appropriate.

Finance Committee

The Finance Committee met four times in 2010. Under the terms of its charter, the committee meets as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than annually. The committee is responsible for:

•	Reviewing and recommending to the board financing plans, and annual capital and operating budgets, proposed by management;

•	Reviewing and approving certain costs for projects, initiatives, transactions and other activities within the ordinary business of the company;

•	Reviewing our capital and debt structure and approving or recommending the issuance of equity and secured and unsecured debt;

•	Reviewing and recommending to the board dividends, including changes in dividend amounts, dividend payout goals and objectives;

•	Reviewing earnings forecasts;

•	Reviewing and recommending to the board investment policies and guidelines and the use of derivative securities to mitigate financial and foreign currency exchange risk; and

•	Overseeing the control and management of benefit plan assets and investments.

Policies on Business Ethics and Conduct

All of our directors, officers and employees are required to abide by our Code of Business Ethics and Conduct. This code of ethics covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our Chief Executive Officer, Chief Financial Officer and Controller are also required to abide by the Code of Ethics for Chief Executive and Senior Financial Officers. These ethics codes form the foundation of a comprehensive program of compliance with our Guiding Behaviors — Be Accountable, Earn Trust, Dignify People, Make the Right Thing Happen, Positive Attitude and Team Behavior — and all corporate policies and procedures to ensure that our business is conducted ethically and in strict adherence to all laws and regulations applicable to us. Employees are responsible for reporting any violation, including situations or matters that may be considered to be unethical or a conflict of interest under the ethics codes.

The full texts of both the Code of Business Ethics and Conduct and the Code of Ethics for Chief Executive and Senior Financial Officers are available under the “Investors — Corporate Governance” section of our website at www.portlandgeneral.com or in print to shareholders, without charge, upon request to Portland General Electric Company, 121 SW Salmon Street, 1WTC 1301, Portland, Oregon 97204, Attention: Corporate Secretary. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Chief Executive and Senior Financial Officers, and of certain provisions of the Code of Business Ethics and Conduct for directors, executive officers or our Controller, will be disclosed on our website promptly following the amendment or waiver.

NYSE rules require listed company audit committees to have procedures in place regarding the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and allowing for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have such procedures in place. In addition, we have a Policy Regarding Compliance with Securities and Exchange Commission Attorney Conduct Rules that requires all of our lawyers to report to the appropriate persons at the company evidence of any actual, potential or suspected material violation of state or federal law or breach of fiduciary duty by the company or any of its directors, officers, employees or agents.

Certain Relationships and Related Person Transactions

PGE and Local Union No. 125 of the International Brotherhood of Electrical Workers have established a trust that is partly funded by PGE to provide health and welfare benefits to employees and retirees who are covered by one of the collective bargaining agreements between PGE and the union. The trust is administered by a Board of Trustees composed of six members, three of whom are appointed by PGE and three of whom are appointed by the union. Currently all six members of the Board of Trustees are PGE employees. All decisions of the Board of Trustees must be by majority vote, with the members appointed by each party jointly having one vote. By action of the Board of Trustees, the trust engaged Regence BlueCross BlueShield of Oregon, a subsidiary of The Regence Group, to provide health products and services. Pursuant to the agreement between PGE and Local Union No. 125 of the International Brotherhood of Electrical Workers, PGE paid approximately

$1,148,000 in 2010 to the trust for administrative fees paid to The Regence Group for these products and services. Mark B. Ganz, a member of our Board of Directors, is President and Chief Executive Officer and a director of The Regence Group.

We do not have a separate written policy or procedures for the review, approval or ratification of transactions with related persons. However, our Corporate Governance Guidelines and our Code of Business Ethics and Conduct address conflicts of interest and relationships with PGE. In its consideration of nominees for the Board of Directors, the Nominating and Corporate Governance Committee examines possible related person transactions as part of its review. The Board of Directors annually reviews the relationship that each director has with PGE, which includes relationships with our officers and employees, our auditors and our customers. Our Code of Business Ethics and Conduct requires any person, including our directors and officers, to report any violation of the code or any situation or matters that may be considered to be unethical or a conflict of interest. Any potential conflict of interest under the code involving a director, an executive officer or our Controller is reviewed by the Audit Committee. Only the Audit Committee may waive a conflict of interest involving a director, an executive officer or our Controller, which will be promptly disclosed to our shareholders to the extent required by law. In its review of director independence, the Board of Directors considered the related person transaction described above.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Human Resources Committee during 2010 were Robert T. F. Reid, John W. Ballantine, Mark B. Ganz, Neil J. Nelson and M. Lee Pelton. All members of the committee during 2010 were independent directors and no member was an employee or former employee. During 2010, no member of the committee had any relationship requiring disclosure above under “Certain Relationships and Related Person Transactions.” During 2010, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation and Human Resources Committee or Board of Directors.

Audit Committee Report

The Audit Committee provides assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the company and its subsidiaries. Management is responsible for the company’s internal controls and the financial reporting process, including the integrity and objectivity of the company’s financial statements. The company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of the company’s financial statements, expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles, expressing an opinion as to the effectiveness of the company’s internal control over financial reporting and reviewing the company’s quarterly financial statements.

The committee has met and held discussions with management and Deloitte regarding the fair and complete presentation of the company’s financial results and the effectiveness of the company’s internal control over financial reporting. The committee has discussed with Deloitte significant accounting policies that the company applies in its financial statements, as well as alternative treatments. The committee also discussed with the company’s internal auditor and Deloitte the overall scope and plans for their respective audits.

Management represented to the committee that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the committee has reviewed and discussed the consolidated financial statements with management and Deloitte. The committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The committee has reviewed and discussed with Deloitte all communications required by generally accepted auditing standards. In addition, the committee has received the written disclosures and the letter regarding independence from Deloitte, as required by applicable requirements of the Public Company Accounting Oversight Board, and has discussed such information with Deloitte.

Based upon the review, discussions and representations referenced above, the committee recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The committee has appointed Deloitte as the company’s independent registered public accounting firm for fiscal year 2011.

Audit Committee

David A. Dietzler, Chair

Rodney L. Brown, Jr.

Kirby A. Dyess

Neil J. Nelson

Principal Accountant Fees and Services

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for 2010 and 2009 were as follows:

	2010	2009
Audit Fees(1)	$1,340,334	$1,424,006	(5)
Audit-Related Fees(2)	196,976	173,330
Tax Fees(3)	3,185	—
All Other Fees(4)	6,685	4,910
Total	$1,547,180	$1,602,246

(1)	For professional services rendered for the audit of our consolidated financial statements for the fiscal years ended December 31, 2010 and 2009 and for the review of the interim consolidated financial statements included in quarterly reports on Form 10-Q. Audit Fees also include services normally provided in connection with statutory and regulatory filings or engagements, assistance with and review of documents filed with the Securities and Exchange Commission, the issuance of consents and comfort letters, as well as the independent auditor’s report on the effectiveness of internal control over financial reporting.
(2)	For assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements not reported under “Audit Fees” above, including employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
(3)	For professional tax services, including consulting and review of tax returns.
(4)	For all other products and services not included in the above three categories, including reference products related to income taxes and financial accounting matters.
(5)	Includes adjustment to the amount previously reported to reflect the actual amount billed.

Pre-Approval Policy for Independent Auditor Services

The Audit Committee must separately pre-approve the engagement of the independent registered public accounting firm to audit our consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services, including estimated fees, expected to be rendered during that year by the independent registered public accounting firm.

In addition, the Audit Committee requires pre-approval of all audit and permissible non-audit services provided by the company’s independent auditors, pursuant to a pre-approval policy adopted by the committee. The term of pre-approval is 12 months, unless the Audit Committee specifically provides for a different period. A detailed written description of the specific audit, audit-related, tax and other services that have been pre-approved, including specific monetary limits, is required. The Audit Committee may also pre-approve particular services and fees on a case-by-case basis. Management and the independent auditors are required to report at least quarterly to the Audit Committee regarding the actual services, and fees paid for such services, compared to the services and fees that were pre-approved in accordance with this policy.

All audit and permissible non-audit services provided by the independent auditors during 2010 and 2009 were pre-approved by the Audit Committee.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors

All of our directors are elected annually by shareholders. Directors hold office until their successors are elected and qualified, or until their earlier death, resignation or removal. Our bylaws provide that the Board of Directors may determine the size of the board, which the board has currently set at 11 directors.

The board has nominated all of the current directors for re-election as directors. They are: John W. Ballantine, Rodney L. Brown, Jr., David A. Dietzler, Kirby A. Dyess, Peggy Y. Fowler, Mark B. Ganz, Corbin A. McNeill, Jr., Neil J. Nelson, M. Lee Pelton, James J. Piro, and Robert T. F. Reid. This slate of nominees satisfies the NYSE listing standards for board composition and majority director independence. See the section above entitled “Corporate Governance — Director Independence” for further details regarding director independence.

All of the nominees have agreed to serve if elected. If any director is unable to stand for election, the board may reduce the number of directors or designate a substitute. In that case, shares represented by proxies will be voted for a substitute director. We do not expect that any nominee will be unavailable or unwilling to serve.

Director Nominees

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated an ability to exercise sound judgment, as well as a commitment of service to the company and the board.

John W. Ballantine, age 65 director since February 2004

Mr. Ballantine has been an active, self-employed private investor since 1998, when he retired from First Chicago NBD Corporation where he had most recently served as Executive Vice President and Chief Risk Management Officer. During his 28-year career with First Chicago, Mr. Ballantine was responsible for International Banking operations, New York operations, Latin American Banking, Corporate Planning, U.S. Financial Institutions business and a variety of trust operations. Mr. Ballantine also serves on the boards of directors of DWS Funds and Healthways, Inc. We believe that Mr. Ballantine’s qualifications to serve on our board include his extensive experience in finance and risk management, his experience in various executive and leadership roles for First Chicago NBD Corporation, as well as his experience on the boards of other companies. Mr. Ballantine’s expertise in finance and risk management is of great value to the board, given the company’s significant ongoing and anticipated capital programs and the company’s focus on enterprise risk management.

Mr. Ballantine is Chairman of the Finance Committee and a member of the Compensation and Human Resources Committee.

Rodney L. Brown, Jr., age 54, director since February 2007

Mr. Brown is Managing Partner with Cascadia Law Group PLLC, a Seattle, Washington law firm he founded in 1996, which specializes in environmental law in the Pacific Northwest. From 1992 to 1996, Mr. Brown was a Managing Partner at the Seattle office of Morrison & Foerster, LLP, a large international law firm. We believe that Mr. Brown’s qualifications to serve on our board include his experience as an environmental lawyer, his extensive knowledge of environmental laws and regulations to which the company is subject, and his general knowledge of government and public affairs.

Mr. Brown is a member of the Nominating and Corporate Governance Committee and the Audit Committee.

David A. Dietzler, age 67, director since January 2006

Mr. Dietzler has been a certified public accountant for nearly 40 years and retired as a partner of KPMG LLP, a public accounting firm, in 2005. During his last 10 years with KPMG LLP he served in both administrative and client service roles, which included serving on the firm’s Board of Directors, including Governance, Nominating and Board Process and Evaluation committees, and was the Pacific Northwest partner in charge of the Audit Practice for KPMG’s offices in Anchorage, Boise, Billings, Portland, Salt Lake City, and Seattle, as well as the Managing Partner of the Portland office. We believe that Mr. Dietzler’s qualifications to serve on our board include his 37 years of experience auditing public companies and working with audit committees of public companies, his experience as a director of KPMG LLP, his knowledge of Securities and Exchange Commission filing requirements, financial reporting, internal control and compliance requirements, and the experience he acquired through his leadership roles for the Pacific Northwest offices of KPMG.

Mr. Dietzler is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.

Kirby A. Dyess, age 64, director since June 2009

Ms. Dyess is a principal in Austin Capital Management LLC, where she evaluates, invests in, and assists early stage companies in the Pacific Northwest. In addition, she serves on the board of directors of two publicly traded companies — Itron, Inc. and Viasystems Group, Inc. She also is chair of the compensation committee of Itron, Inc., was chair of the compensation committee for Merix Corporation prior to its merger with Viasystems Group, Inc. and currently serves on the compensation committee for Viasystems Group, Inc. She has served on the audit committees of Itron, Inc. and Menasha Corporation and has served on the governance committees of Merix Corporation, Itron, Inc. and Menasha Corporation and currently serves on the governance committee of Viasystems Group, Inc. Prior to forming Austin Capital Management LLC in 2003, Ms. Dyess spent 23 years in various executive and management positions at Intel Corporation, most recently serving as Corporate Vice President of Intel Corporation from 1994 to 2002. Her assignments included Director of Intel Capital Operations from June 2001 to December 2002, Director of Strategic Acquisitions/New Business Development from November 1996 to June 2001, and Director of Worldwide Human Resources from January 1993 to November 1996. We believe that Ms. Dyess’ qualifications to serve on our board include the experience she acquired during her career at Intel Corporation in the areas of risk management, human resources, operations, government relations, mergers and acquisitions, sales and marketing, information technology, and the initiation of start-up businesses, and her experience serving on boards of other companies.

Ms. Dyess is a member of the Audit Committee.

Peggy Y. Fowler, age 59, director since August 1998

Ms. Fowler served as Chief Executive Officer and President of the company from April 2000 to December 31, 2008 and as Co-Chief Executive Officer from January 1, 2009 to March 1, 2009. She was Chair of the board from May 2001 until January 2004. She served as President of the company from 1998 until 2000. She served as Chief Operating Officer of PGE Distribution Operations from 1996 until 1998. Previously, she served in various positions with the company, including Senior Vice President Customer Service and Delivery and Vice President Power Production and Supply. Ms. Fowler serves on the boards of directors of The Regence Group, Umpqua Holdings Corporation, Hawaiian Electric Company, Inc. and the Portland Branch board of directors of the Federal Reserve Bank of San Francisco. She also serves on the nominating and corporate governance committee and the investment committee of The Regence Group, the compensation committee (chair), the budget committee (chair), the executive committee, the loan and investment committee and the risk and governance committee of Umpqua Holdings Corporation, and the audit committee of Hawaiian Electric Company, Inc. We believe that Ms. Fowler’s qualifications to serve on our board include her extensive knowledge of the company and the utility industry, her 35 years of diverse experience as an employee of the company (which include experience in most operational areas of the company), her experience in various executive officer positions for the company, including Chief Executive Officer, and her experience serving on boards of other companies.

Ms. Fowler is a member of the Finance Committee.

Mark B. Ganz, age 50, director since January 2006

Mr. Ganz has served as President and Chief Executive Officer of The Regence Group, a parent corporation of various companies offering health, life and disability products and services under the BlueCross and BlueShield trademarks, since April 2004. Prior to holding his current position, Mr. Ganz served as President and Chief Operating Officer of The Regence Group from 2003 to 2004 and President of Regence BlueCross BlueShield of Oregon from 2001 to 2003. He was Senior Vice President, Chief Legal & Compliance Officer and Corporate Secretary of The Regence Group from 1996 to 2001. Mr. Ganz also serves on the board of directors of The Regence Group. We believe that Mr. Ganz’ qualifications to serve on our board include his experience in various executive roles and his expertise in executive compensation, corporate governance, and ethics and compliance programs.

Mr. Ganz is a member of the Finance Committee and the Compensation and Human Resources Committee.

Corbin A. McNeill, Jr., age 71, director since February 2004

Mr. McNeill served as Chairman and co-Chief Executive Officer of Exelon Corporation, which was formed in October 2000 by the merger of PECO Energy Company and Unicom Corporation until his retirement in 2002. Prior to the merger, he was Chairman, President and Chief Executive Officer of PECO Energy Company. He serves on the boards of directors of Ontario Power Generation Inc., Associated Electric & Gas Insurance Services Limited, Owens-Illinois, Inc., and Silver Spring Networks. Mr. McNeill is also a graduate of the Stanford University Executive Management Program. We believe that Mr. McNeill’s qualifications to serve on our board include his experience in the utility industry, his experience as a chief executive officer of publicly traded utilities, and his experience serving on boards of other companies.

Mr. McNeill is Chairman of our Board of Directors and Chairman of the Nominating and Corporate Governance Committee.

Neil J. Nelson, age 52, director since October 2006

Mr. Nelson has served as President and Chief Executive Officer of Siltronic Corporation, a global leader in the market for hyperpure silicon wafers and a partner to many top-tier chip manufacturers, since July 2003. He previously served as Vice President of Operations of Siltronic from 2000 to 2003. From 1987 to 2000, he served in various positions with Mitsubishi Silicon America. Mr. Nelson also serves on the board of directors of Siltronic Corporation. We believe that Mr. Nelson’s qualifications to serve on our board include his experience in overseeing company-wide and divisional operations for Siltronic Corporation and divisional operations for Mitsubishi Silicon America, his experience in overseeing manufacturing operations at the department, division and company-wide levels, his experience in risk oversight and environmental issues, and his experience in developing and overseeing compensation programs over the past 15 years for Siltronic Corporation and Mitsubishi Silicon America.

Mr. Nelson is a member of the Audit Committee and the Compensation and Human Resources Committee.

M. Lee Pelton, age 60, director since January 2006

Dr. Pelton has served as President of Willamette University in Salem, Oregon since July 1999. In September 2010, he was appointed to serve as President of Emerson College in Boston, Massachusetts and will assume office effective July 1, 2011. From 1991 until 1998, he was Dean of Dartmouth College. Prior to 1991, he held faculty and administrative posts at Colgate University and Harvard University. Dr. Pelton also served on the board of directors of PLATO Learning, Inc. from March 2007 to May 2010. We believe that Dr. Pelton’s qualifications to serve on our board include his experience in leadership positions at several universities, his connections to the academic community, his knowledge in the area of university relations and collaborations, his experience serving on boards of other companies, and the unique perspective he brings to various issues considered by the board as a result of his academic background and accomplishments.

Dr. Pelton is a member of the Compensation and Human Resources Committee, the Nominating and Corporate Governance Committee and the Finance Committee.

James J. Piro, age 58, director since January 2009

Mr. Piro has served as President and Chief Executive Officer since March 1, 2009 and as President and Co-Chief Executive Officer from January 1, 2009 to March 1, 2009. He was appointed to the Board of Directors effective January 1, 2009 in conjunction with his appointment as President and Co-Chief Executive Officer. From July 2002 to December 2008, he served as Executive Vice President Finance, Chief Financial Officer and Treasurer. From May 2001 to July 2002, he served as Senior Vice President Finance, Chief Financial Officer and Treasurer. From November 2000 to May 2001, he served as Vice President, Chief Financial Officer and Treasurer. Prior to November 2000, he served in various positions with the company, including Vice President, Business Development and General Manager, Planning Support, Analysis and Forecasting. We believe that Mr. Piro’s qualifications to serve on our board include his current role as President and Chief Executive Officer of the company, his 30 years of diverse experience as an employee of the company (which includes various executive and management positions) and his extensive knowledge of the company and the utility industry.

Robert T. F. Reid, age 62, director since January 2006

Mr. Reid served as Chair of British Columbia Transmission Corporation from 2003 to November 2008 and as a director of British Columbia Transmission Corporation from 2003 to July 2009. Mr. Reid served as president of Duke Energy Corporation’s Canadian operations from 2002 to 2003. He served as Executive Vice President and Chief Operating Officer of Westcoast Energy Inc. from 2001 until its acquisition by Duke Energy in 2002. Prior to his appointment as Westcoast’s Chief Operating Officer in 2001, Mr. Reid held senior executive positions in both the natural gas industry and in government service, including Union Gas Ltd., Westcoast Energy Inc., Pan-Alberta Gas, Foothills Pipe Lines, and the Independent Petroleum Association of Canada. He serves as a director of Veresen Inc. and Greystone Capital Management, Inc. and as chair of the compensation committee of Veresen Inc. He has also served in the past as a director of several public companies in Canada, including Union Gas Ltd., Cameco Corporation and Canada Life Assurance Company. We believe that Mr. Reid’s qualifications to serve on our board include his experience in the utility and gas industries, his experience in a variety of senior executive positions and his experience serving on the boards of several large public companies.

Mr. Reid is Chairman of the Compensation and Human Resources Committee.

Directors are elected by a plurality of the votes cast at the annual meeting. Election by a plurality means that the eleven nominees who receive the largest number of votes cast will be elected as directors, provided that a majority of the outstanding shares of common stock are present in person or represented by proxy at the annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE

ON APPROVAL OF COMPENSATION

OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires public companies with a market cap above $75 million to enable their shareholders to vote to approve, on an advisory, non-binding basis, the compensation of their named executive officers as disclosed in such companies’ proxy statements in accordance with the rules of the Securities and Exchange Commission (commonly known as a “Say on Pay” proposal).

As described in detail in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation programs are designed to attract and retain our named executive officers, and to provide them with incentives to advance the interests of our key stakeholders, which include our shareholders, our customers, and the communities we serve. In designing these programs, we focus on the following principles:

•	Performance-based pay, with a significant portion of our executives’ pay “at risk” and based on performance relative to key stakeholder objectives;

•	Pay that is competitive within the utility industry and other organizations with which we compete for executive talent; and

•	Internal pay equity within our officer team.

Our Compensation and Human Resources Committee sought to achieve the following key objectives in designing and implementing the company’s 2010 executive compensation program:

•	Rewarding the executive team’s execution of financial and operational objectives;

•	Keeping compensation in line with company performance; and

•	Creating appropriate incentives for continued improvement in financial and operational results.

In the Compensation Discussion and Analysis, under the heading “Executive Summary” (which begins on page 36), we highlight actions that we took for 2010, as well as features of our compensation program that we believe reflect sound compensation and governance practices. We urge shareholders, in considering their vote, to review these actions and to read the entire Compensation Discussion and Analysis, which describes in more detail how the company’s executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 36 to 63 of this proxy statement, which provide detailed information on the compensation of our named executive officers. Our Compensation and Human Resources Committee and our Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our compensation objectives.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting to approve the resolution set forth below. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of the Portland General Electric Company (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in the proxy statement for the Company’s 2011 Annual Meeting of Shareholders.”

The Say-on-Pay vote is advisory, and therefore not binding on the Company, the Compensation and Human Resources Committee or the Board of Directors. However, we value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation and Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3: NON-BINDING, ADVISORY VOTE

ON THE FREQUENCY OF FUTURE SHAREHOLDER VOTES

ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also requires public companies with a market cap above $75 million to enable their shareholders to vote, on an advisory, non-binding basis, on how frequently such companies should seek an advisory shareholder vote on the compensation of their named executive officers. In accordance with the Dodd-Frank Act, and the rules thereunder, we are providing shareholders the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our shareholders select a frequency of three years, or a triennial vote.

Our executive compensation program is designed to support the creation of long-term value for our stakeholders, and a triennial vote will allow shareholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis, one of the core principles of our executive compensation program is to ensure that management’s interests are aligned with our stakeholders’ interests to support long-term value creation. Accordingly, we generally grant equity awards with multi-year performance periods (normally three years) to encourage our executive officers to focus on long-term performance. A triennial vote would allow our executive compensation programs to be evaluated over a similar timeframe and in relation to our long-term performance. Requiring a vote on a more frequent basis could encourage a short-term view of compensation and may not provide a meaningful period of time for the purpose of evaluating our compensation program.

A triennial vote will also provide us with the time to thoughtfully respond to shareholders’ sentiments and implement any necessary changes. Our Compensation and Human Resources Committee approves our executive compensation program for each calendar year in the first quarter of such calendar year. Since our annual meeting of shareholders is generally held in May, we will not know the voting results of our “Say on Pay” proposal until after the executive compensation program has been implemented for the then current year. In addition, the voting results, by themselves, will not provide us with sufficient information to enable us to thoughtfully consider changes based on our shareholders’ concerns. Additional dialogue with our shareholders would likely be required following the annual meeting. Because the different elements of our executive compensation programs are designed to operate in an integrated manner, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s shareholder vote by the time of the following year’s annual meeting of shareholders. As a result, we believe that a triennial vote is an appropriate frequency to provide our Compensation and Human Resources Committee sufficient time to thoughtfully consider shareholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required for the decisions related to such changes.

Further, the elements of our executive compensation do not typically change in a significant manner from year to year and we do not anticipate significant changes from year to year in the future.

For the foregoing reasons, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate option for PGE. We therefore request that our shareholders select “Three Years” when voting on the frequency of advisory votes on executive compensation. We understand that our shareholders may have different views as to what is the best approach for PGE, and we look forward to hearing from our shareholders on this proposal. While the results of voting on this proposal will not be binding on our Board of Directors, the board values shareholders’ opinions and will take the results of the vote into account when determining the frequency of a shareholder advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the

Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the greatest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board of Directors or PGE, the board may decide that it is in the best interests of our shareholders and PGE to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU SELECT “THREE YEARS” FOR THE FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the consolidated financial statements of PGE and its subsidiaries for the fiscal year ending December 31, 2011, and to audit the effectiveness of internal control over financial reporting as of December 31, 2011.

The Audit Committee carefully considered the firm’s qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, the issues raised by the most recent quality control review, the coordination of the firm’s efforts with our internal audit department and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of those services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with Deloitte in all of these respects.

Under NYSE and Securities and Exchange Commission rules, and the Audit Committee Charter, the Audit Committee is directly responsible for the selection, appointment, compensation, and oversight of the company’s independent registered public accounting firm and is not required to submit this appointment to a vote of the shareholders. The Board of Directors, however, considers the appointment of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the appointment of Deloitte for ratification by the shareholders as a matter of good corporate practice. One or more representatives of Deloitte are expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions from shareholders. In the event that our shareholders fail to ratify the appointment, it will be considered as a direction to the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.

Ratification of the appointment of Deloitte as the company’s independent registered public accounting firm will require that a majority of the outstanding shares of common stock be present in person or represented by proxy at the annual meeting and that the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 5: SHAREHOLDER PROPOSAL CONCERNING

GREENHOUSE GAS EMISSIONS REDUCTION

We have been notified by the As You Sow Foundation of its intention to present a resolution, on behalf of the Williams M. Hamada Revocable Trust (the “Shareholder”), for action by the shareholders at the annual meeting. Based on information provided by the As You Sow Foundation, the Shareholder holds 127 shares of PGE common stock. We will provide the addresses of the Shareholder and the As You Sow Foundation to shareholders promptly after receiving an oral or written request. The text of the resolution and the supporting statement submitted by the proponent is as follows:

Greenhouse Gas Emissions Reduction

WHEREAS: In October 2006, a report authored by former chief economist of the World Bank, Sir Nicolas Stern, estimated that climate change will cost between 5% and 20% of global domestic product if greenhouse gas (GHG) emissions are not reduced, and that GHG’s can be reduced at a cost of approximately 1% of global GDP per year.

In October 2009, a National Academy of Sciences report stated that the burning of coal to generate electricity in the U.S. causes about $62 billion a year in “hidden costs” for environmental damage, not including the costs for damage associated with GHG emissions. According to the U.S. EPA, monetized costs and benefits of complying with the Clean Air Act and its amendments total over $700 billion and $23 trillion, respectively.

The electric generating industry accounts for more carbon dioxide emissions than any other sector, including the transportation and industrial sectors. U. S. fossil fueled power plants account for nearly 40% of domestic and 10% of global carbon dioxide emissions.

Coal accounted for approximately 20% of Portland General Electric’s retail load requirement in 2009.

In spring 2010 the Environmental Protection Agency took steps to implement Clean Air Act requirements for large new or modified stationary sources, including power plants, to obtain permits that include greenhouse-gas emission limitations. These requirements are scheduled to take effect in the first half of 2011.

In July 2010, the EPA issued its draft Transport Rule and is expected to issue its Air Toxics Rule in March of 2011. These rules will set significantly more stringent limits on emissions of sulfur dioxide, nitrogen oxide, mercury and acid gases from power plants. Bernstein Research estimates that by 2015, when both rules take effect, 15% of coal fired power plants will be unable to meet these regulations and will be retired, and numerous others will require substantial investments to achieve compliance.

Many utilities, including Xcel Energy, Calpine Corporation, and Progress Energy are planning to replace some of their coal-fired power plants, having determined that alternatives such as natural gas, efficiency, and renewable energy are more cost-effective than retrofitting the coal plants to comply with anticipated standards.

Duke, Exelon, FPL, NRG, and others, through their participation in the U.S. Climate Action Partnership, have also publicly stated that the U.S. should reduce its GHG footprint by 60% to 80% from current levels by 2050. They have endorsed adoption of mandatory federal policy to limit CO2 emissions as a way to provide economic and regulatory certainty needed for major investments in our energy future.

THEREFORE, BE IT RESOLVED: shareholders request that the Board of Directors adopt quantitative goals, based on current technologies, for reducing total greenhouse gas and other air emissions from the Company’s products and operations; and that the Company report to shareholders by November 30, 2011, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board of Directors believes that this proposal is not in the best interest of shareholders for the following reasons:

1. Given the uncertainty as to the structure of future laws and regulations concerning greenhouse gas (“GHG”) emissions, the related costs that will be imposed on utilities pursuant to such laws and regulations, and the cost and availability of relevant technologies, it is premature to establish target reductions in GHG emissions.

2. The company has already taken, and is taking, significant actions to reduce GHG and other emissions, and we believe that the establishment of specific reduction goals at this time would neither facilitate nor expand the company’s efforts that are currently underway.

The issue of GHG emission controls is presently unsettled both as to potential future legislation and in the regulatory arena. There is no current federal regulation requiring a reduction of GHG from existing generation and, to date, Congress has been unable to agree on such a program. The Environmental Protection Agency is moving ahead with efforts to regulate GHG emissions from existing sources under the Clean Air Act, but has not yet proposed a program. It is not presently known what carbon-related requirements might be established by law, whether by a cap and trade program, a tax program, or otherwise at the state, regional or federal levels. There is also uncertainty with respect to the timing of GHG legislation or regulations and no clear consensus as to what levels of GHG emissions might be appropriate, what technologies might be employed to achieve such levels, and the cost and effectiveness of such technologies. Finally, it is not clear at this time whether the Oregon Public Utility Commission would allow the company to recover in customer prices the full cost of GHG reduction measures that vary from the requirements of federal and state laws and regulations. In the face of this uncertainty, we believe it would be premature and not in the best interest of the company or its shareholders for the company to establish its own GHG target. We believe it would be prudent to have a better understanding of the details of such future regulatory programs and technologies before establishing and committing to GHG reduction goals.

In addition, the company has already taken, and is taking, significant actions to reduce GHG and other emissions, including our proposal to cease coal-fired operations at our Boardman plant by the end of 2020, our compliance with the Oregon Renewable Portfolio Standard, our construction of the Biglow Canyon wind farm, our 2009 Integrated Resource Plan and the other actions and initiatives listed below. PGE is working with environmental groups, government agencies and customer groups on several initiatives to reduce GHG and other emissions. In these efforts, we seek to find an appropriate balance of the interests of our customers, our shareholders and the communities in which we conduct our business.

Boardman Coal Plant

In December 2010, PGE’s proposed plan to cease coal-fired operation at the company’s Boardman plant, no later than December 31, 2020, was approved by the Oregon Environmental Quality Commission as part of the state’s regional haze plan. The plan also requires the installation of emission controls to reduce nitrogen oxide in 2011 and to reduce sulfur dioxide in 2014 through a Dry Sorbent Injection system. PGE will also use lower sulfur coal to reach the new, lower limits in the plan. The plan has been submitted to the Environmental Protection Agency for approval. The Boardman plant provided approximately 14% of the company’s total retail load requirement in 2010 and approximately 53% of the company’s coal-fired generation in 2010. With the cessation of coal-fired operation at the Boardman plant, the Colstrip plant in Montana (in which the company holds a 20% ownership interest in units 3 and 4) will be the only company-owned coal plant in our generation portfolio. The Colstrip plant provided approximately 14% of the company’s total retail load requirement in 2010.

Renewable Portfolio Standard

PGE supported the adoption of, and is taking steps to ensure compliance with, the Oregon Renewable Portfolio Standard (“RPS”), which requires that PGE serve at least 5% of its retail load with generation from renewable resources by 2011, 15% by 2015, 20% by 2020, and 25% by 2025. Compliance with this standard is expected to result in significant reductions in PGE’s GHG emissions as compared to the use of gas-fired or coal-fired generation. PGE currently meets the 2011 requirement of the RPS with existing renewable resources. Further, the company expects that it will meet the 2015 requirements with additional resources included in its most recent integrated resource plan. It is anticipated that requirements for subsequent years will be met by the acquisition of additional renewable resources, as determined pursuant to the company’s integrated resource planning process.

Biglow Canyon Wind Farm

In 2010, PGE completed its largest renewable project, Biglow Canyon wind farm, at a total cost of $960 million, with 217 wind turbines in service and an installed capacity of approximately 450 megawatts. In 2010, Biglow Canyon provided electricity meeting 4% of the company’s total retail load requirement. The addition of Biglow Canyon to PGE’s generation portfolio demonstrates PGE’s commitment to GHG reductions and was an important step in helping to meet Oregon’s RPS. Energy received from wind resources, including power purchased from other wind farms, increased 43% in 2010 compared to 2009 and 11% in 2009 compared to 2008 and provided electricity meeting 6 % of PGE’s retail load requirement in 2010.

2009 Integrated Resource Plan

In November, 2010 the Oregon Public Utility Commission acknowledged the company’s 2009 Integrated Resource Plan (“IRP”). The IRP is available on our website at www.portlandgeneral.com/irp. The IRP describes the company’s energy supply strategy for meeting customer demand in the future, reflecting new technologies, market conditions, and regulatory requirements. The primary goal of the IRP is to identify an acquisition action plan for generation, transmission, demand-side and energy efficiency resources that, along with the company’s existing portfolio, provides the best combination of expected cost and associated risks and uncertainties for PGE and its customers. Notwithstanding the uncertainty concerning future GHG regulation, the Oregon Public Utility Commission’s guidelines for integrated resource plans require us to develop compliance scenarios based on current regulatory requirements, as well as various GHG reduction proposals put forward to date by governmental entities. PGE has also modeled an energy portfolio to meet a non-binding goal, adopted by the state of Oregon, to reduce GHG emissions by 2020 to 10% below 1990 levels. These scenarios and portfolios were considered by PGE in its 2009 IRP and will continue to be considered as part of the company’s integrated resource planning process. In addition, as part of the process to consider replacement resource alternatives for the Boardman coal plant, PGE has committed to model additional carbon reduction portfolios in its next IRP and is currently studying the possibility of converting the Boardman coal plant into a biomass plant in 2020.

The IRP includes a plan for the acquisition of new resources and a 20-year strategy that outlines long-term expectations for resource needs and portfolio performance. To meet projected energy requirements, the IRP includes the following energy efficiency measures and new renewable resources:

•

Acquisition of 214 average megawatts of energy efficiency over the next five years through continuation of Energy Trust of Oregon programs, with funding to be provided from the existing public purpose charge and through enabling legislation included in Oregon’s RPS; and

•	An additional 122 average megawatts of wind or other renewable resources necessary to meet the requirements of Oregon’s RPS by 2015.

Other Actions and Initiatives

The company has been closely monitoring legislative and regulatory activities on carbon and is actively engaged with industry groups. PGE has publicly supported the development of a comprehensive federal program to reduce GHG emissions and has signed onto principles developed by members of the Edison Electric Institute that outline a legislative approach to addressing GHG emissions. These principles support near-term and mid-term reductions in emissions based on the availability of technology and the use of energy efficiency, renewable energy, and new nuclear generation, and support a reduction target of 80% below current emissions levels by 2050.

In October, 2010, PGE received the U.S. Department of Energy’s Utility Green Power Program of the Year Award, which recognizes utilities that are leaders in implementing a voluntary renewable energy offering for their customers. In addition, for the fifth consecutive year, PGE sold more renewable power to residential customers than any other utility in the United States.

PGE supported the Oregon Legislature’s adoption of Senate Bill 101 in 2009, which requires new gas-fired and coal-fired facilities generating baseload electricity to not exceed 1,100 pounds of carbon dioxide emissions per megawatt-hour.

Effective January 1, 2010, the Environmental Protection Agency imposed requirements for the measurement and reporting of GHG emissions. PGE is meeting these requirements. Reported data will be used to establish a baseline for measuring progress toward any future emissions reduction targets in the United States.

The company has actively supported energy efficiency programs for customers through its funding of the Energy Trust of Oregon, including programs to help residential and business customers improve their energy efficiency through weatherization and other home improvements, heat pumps, programmable thermostats, more efficient lighting technologies and other measures.

The company recently completed the installation of approximately 825,000 new customer smart meters throughout its service territory at a cost of approximately $140 million. This project enables two-way, remote communication with customer meters and will substantially reduce the company’s vehicle emissions and fuel consumption relating to manual meter reading. The project is also expected to provide improved services, operational efficiencies, a reduction in future operating expenses, and a platform for possible future smart grid energy efficiency initiatives.

The company is also taking steps to reduce its GHG footprint through a number of operational initiatives. We have achieved Energy Star status for our corporate headquarters in Portland, Oregon. We have taken voluntary actions to reduce GHG emissions, including significant tree planting and energy efficiency projects at PGE plants and facilities. We have established a program to encourage use of public transportation by enabling our employees to pay for public transportation commuting expenses through pre-tax dollars. We have implemented programs to reduce carbon emissions from our corporate vehicles, including the use of an automated vehicle locator system, which enables us to shorten travel distances of our fleet vehicles and thereby reduce fuel consumption. We are also exploring the possible use of idle reduction systems in our line crew trucks to reduce fuel consumption.

Finally, the company has supported research and development of new technologies aimed at combating climate change, including electric infrastructure access in support of plugged electric and hybrid vehicles, wave energy, and carbon-capture for generation plants using new technologies and algae. The company has also added approximately 3.5 megawatts of solar energy to its generation portfolio, has projects underway for an additional 4 megawatts and is continuing to study the feasibility of increased use of solar energy in the future.

Available Information

Information concerning the above matters is available on the company’s website at www.portlandgeneral.com/community_environment under the links entitled “Environmental Initiatives at PGE” and “News & Issues/Current Issues.” In addition, the company has adopted an environmental policy and publishes an annual environmental report (both of which are available on our website under the “Environmental Initiatives at PGE” link).

Conclusion

The company recognizes that GHG emissions are an important issue. We will continue to closely monitor developments in this area and give due consideration to GHG, as well as other environmental issues, in our resource planning process. However, given (i) that our leadership on these issues is already well known, (ii) the steps we have taken, or are taking, to reduce our GHG and other emissions and (iii) the public availability of information on our GHG initiatives and other environmental initiatives, it is the Board’s opinion that additional reports and statements of our views regarding GHG emissions will not produce new information or otherwise benefit our shareholders. Further, the Board believes that it is not in the best interests of our shareholders for the company to establish quantitative GHG emission reduction goals at this time, as there are simply too many variables and uncertainties for any such goals to be constructive, including uncertainty with respect to the timing or content of GHG legislation or regulations, uncertainty of recovery in customer prices for GHG programs that vary from future governmental requirements, and the lack of a clear consensus as to what levels of GHG emissions might be appropriate or what technologies might be employed to achieve such levels.

Vote Required and Board of Directors Recommendation

Approval of this shareholder proposal will require that a majority of the outstanding shares of common stock be present in person or represented by proxy at the annual meeting and that the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

Equity Compensation Plans

The following table provides information as of December 31, 2010, for the Portland General Electric Company 2006 Stock Incentive Plan and the Portland General Electric Company 2007 Employee Stock Purchase Plan. The 2006 Stock Incentive Plan was amended and restated as of October 24, 2007 and was approved by the shareholders on May 7, 2008 at the company’s 2008 annual meeting of shareholders. The 2007 Employee Stock Purchase Plan was approved by the shareholders on May 2, 2007 at the company’s 2007 annual meeting of shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans approved by security holders	737,434(1)	N/A	4,236,147(2)(3)
Equity Compensation Plans not approved by security holders	N/A	N/A	N/A
Total	737,434(1)	N/A	4,236,147(2)(3)

(1)	Represents outstanding restricted stock units and related dividend equivalent rights issued under the 2006 Stock Incentive Plan, and assumes maximum payout for restricted stock units with performance-based vesting conditions. The restricted stock units do not have an exercise price and are issued when award criteria are satisfied. See “Non-Employee Director Compensation — Restricted Stock Unit Grants” above and “Long-Term Equity Awards” below for further information regarding the 2006 Stock Incentive Plan.
(2)	Represents shares remaining available for issuance under the 2006 Stock Incentive Plan and the 2007 Employee Stock Purchase Plan.
(3)	As of December 31, 2010, there were 91,971 shares of common stock issued pursuant to the 2007 Employee Stock Purchase Plan. A new 6-month purchase period under the plan began on January 1, 2011. Approximately 9,300 shares available for future issuance under the plan are subject to purchase in the purchase period from January 1, 2011 to June 30, 2011. The number of shares subject to purchase during any purchase period depends on the number of current participants and the price of the common stock on the date of purchase.

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee of the Board of Directors has reviewed and discussed with the company’s management the following Compensation Discussion and Analysis prepared by the company’s management and, based on that review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Human Resources Committee

Robert T. F. Reid, Chair

John W. Ballantine

Mark B. Ganz

Neil J. Nelson

M. Lee Pelton

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the executive compensation policies and practices at PGE, particularly as they relate to the following individuals, who were our “named executive officers” (our principal executive officer, principal financial officer and three other most highly compensated officers) in 2010:

•	James J. Piro, President and Chief Executive Officer;

•	Maria M. Pope, Senior Vice President, Finance, Chief Financial Officer, and Treasurer;

•	J. Jeffrey Dudley, Vice President, General Counsel, and Corporate Compliance Officer;

•	Stephen R. Hawke, Senior Vice President, Customer Service, Transmission and Distribution; and

•	Stephen M. Quennoz, Vice President, Nuclear and Power Supply/Generation.

Executive Summary

PGE is a vertically integrated electric utility serving approximately 821,000 residential, commercial and industrial customers in Oregon.

The company faced a number of challenges in 2010. Retail energy demand was down due to the combined effects of a weak economy, a cooler summer and warmer winter, and the success of energy efficiency initiatives. Energy production from hydroelectric and wind resources was also below normal levels, resulting in the need to purchase more power than expected from higher-cost sources.

Notwithstanding these challenges, the company was able to post solid financial results and achieve strong operational performance for the year. Net income for 2010 was $125.2 million, or $1.66 per diluted share, slightly over the budgeted $123.6 million, or $1.65 per diluted share. Our power supply operations were strong in 2010, and our thermal plants ran very efficiently. Our distribution system performed well, delivering high quality power and reliability to our customers. Construction of Phase III of our Biglow Canyon Wind Farm concluded on time and under budget, and we successfully completed the installation of approximately 825,000 new smart meters in our service area. Our customer satisfaction ratings were also strong. We ranked in the top decile for general business customers and in the top quartile for both residential and large industrial customers for 2010. Moreover, we achieved several regulatory outcomes that laid the foundation for strong future operational and financial performance. The Oregon Public Utility Commission (“OPUC”) approved a fair and reasonable settlement in our 2011 general rate case, which will help us align customer prices with our cost structure and reduce earnings volatility. We received final OPUC acknowledgement of our 2009 integrated resource plan, which outlines strategies to meet our customers’ electricity needs over the next 20 years, including a four-year plan for the acquisition of new resources. And the Oregon Environmental Quality Commission approved new rules that will facilitate an emissions control strategy and timeline to cease coal combustion at our Boardman Coal Plant in 2020.

Nevertheless, continued focus on earnings performance is needed to achieve a competitive rate of return on our invested capital. Return on equity was up significantly in 2010 in comparison to 2009 — 7.97% in 2010 compared to 6.58% in 2009 — but we need to make more progress toward earning our allowed return on equity (10.0% for 2011), while continuing to deliver reliable power at a reasonable cost to our customers.

In light of these circumstances, the Compensation and Human Resources Committee (“Compensation Committee”) focused on several key objectives in designing and implementing the company’s 2010 executive compensation program:

•	Rewarding the executive team’s execution of important financial and operational objectives;

•	Keeping compensation in line with company performance; and

•	Creating appropriate incentives for continued improvement in financial and operational results.

We believe that the following features of our compensation program and their application in 2010 reflect sound governance and compensation practice.

Key Actions and Results

•

Modest increases in compensation. Base salary increases for our named executive officers ranged from 1% to 5% in 2010, and we did not increase award opportunities under our annual and long-term incentive award programs.

•

Significant percentage of compensation “at risk.” There were no guaranteed payouts under our 2010 variable incentive awards, which made up 46% to 60% of our named executive officers’ target total direct compensation (base salary and value of annual cash incentive award and long-term equity awards at target performance).

•

Conservative design and payouts under our Annual Cash Incentive Program. Payouts at target performance under our 2010 Annual Cash Incentive Program were 60% of base awards, resulting in award opportunities below the market median. Actual payouts for the named executive officers were generally close to the estimated median, at 47% to 76% of base pay, based on operational results at or near maximum levels and earnings results slightly above target. However, for 2011 we have adjusted our Annual Cash Incentive Program to provide for payouts closer to market for target operational and financial performance.

•

No payouts under the 2008 Long-Term Incentive Award Program. In keeping with our pay for performance philosophy, there were no payouts under the 2008 long-term incentive awards, as average return on equity over the three-year performance period was below threshold.

•

Balanced focus on financial results and operations. Target awards under our Annual Cash Incentive Program were based on financial results (net income as a percentage of budget) and operational results (generation plant availability, customer satisfaction, and electric service power quality and reliability). Through its focus on return on equity and regulated asset base growth, our long-term incentive program also reflects a balance of financial and operational objectives.

Sound Governance and Compensation Practices

•

Incentive pay based on quantifiable company performance measures. We believe that incentive awards should be based on objective measures to ensure consistency and accountability, although the Compensation Committee should retain discretion to adjust awards downward as appropriate. We select performance measures that are aligned with our shareholders’ and customers’ interests and are fundamental to a well-run utility.

•

Appropriate market comparisons. We evaluate the competitiveness of our pay by reference to the estimated midpoint of the market, and we use a peer group of utility companies that represents a good match with our company relative to a variety of factors. However, market comparisons are just one factor employed by the company to assess the adequacy of our compensation program for executive officers. Others factors we consider are company performance, individual experience, qualifications and performance, and internal pay comparisons.

•

Internal pay equity. The target total direct compensation (“TDC”) of our CEO was 1.7 times the target TDC of our CFO, and 3 times the average target TDC of the named executive officers other than the CEO and CFO.

•

No significant perquisites. Our executives participate in company-sponsored benefit programs on the same basis as other full-time employees, and over the last few years we have terminated all of our significant executive perquisite programs.

•	No change in control or tax gross-up payment arrangements. The company has no arrangements that entitle executives to payments in the event of a change in control or tax gross-up payments.

•	No current SERP program. The company does not offer a supplemental executive retirement program to its current executives.

•

Reasonable burn rate. Our three-year average burn rate (the total number of all equity award shares granted during the fiscal year divided by the weighted average of shares outstanding during the year) was 0.80% for the period 2008 through 2010. This is the median burn rate for the utility sector generally.

•	No dividends or dividend equivalents payable on unvested performance shares. Participants earn dividend equivalent rights only on vested shares under our long-term equity incentive awards.

•

Reasonable severance arrangements. Our severance plan entitles executives to payments only in the event of a reorganization resulting in involuntary job loss or voluntary termination in response to a change in duties, and the maximum amount payable is one year’s base salary.

•	New stock ownership guidelines for executives. In February 2011 we adopted stock ownership guidelines to require our executives to build and maintain an ownership interest in the company.

•

Prohibition on hedging/pledging. Our insider trading policy prohibits employees from trading in options, warrants, puts and calls or similar instruments on company securities, selling company securities “short” or purchasing on margin or pledging company securities.

•

Compensation Committee monitoring of consultant independence. Our executive compensation consultant was engaged by and reports directly to the Compensation Committee. All services our consultant provides to the company must be approved by the Compensation Committee to ensure that the objectivity of our consultant’s advice is not compromised.

Roles and Responsibilities

The Compensation Committee, which is comprised of independent, non-employee directors, oversees the compensation of the company’s executive officers. The Compensation Committee reviews the performance of the executive officers, establishes base salaries, and grants incentive awards. The committee also reviews the company’s executive compensation plans and makes changes or recommends changes to the Board of Directors. The company’s officers do not determine executive pay. Management provides information and recommendations on compensation matters to the Compensation Committee, particularly in areas requiring detailed knowledge of company operations and the utility industry. Our CEO evaluates the performance of the other officers and makes recommendations regarding their pay, but does not make recommendations regarding his own compensation.

In 2010 the Compensation Committee retained Towers Watson to assist it with the development of the company’s executive compensation programs. Information regarding this engagement is provided below under “— Compensation Consultant.”

Compensation Philosophy

The goals of the company’s executive compensation program are to attract and retain highly qualified executives and to provide them with incentives to advance the interests of our key stakeholders, which include our shareholders, our customers, and the communities we serve. The Compensation Committee is guided by the following principles:

Performance-Based Pay

•	A significant portion of our executives’ pay should be “at risk” and based on performance relative to key stakeholder objectives.

•	Increasing degrees of responsibility should be accompanied by increasing shares of the risks and rewards of company performance.

•	Targets for incentive awards should encourage progress in key areas, but should not promote rapid improvements at the expense of safety and reliability.

Competitive Pay

•	Executive pay should be competitive within the utility industry and organizations with which we compete for executive talent.

Team-Based Pay

•	To promote respect and teamwork, internal pay equity within our officer team should be maintained.

Market Comparison Data

The Compensation Committee considers market comparisons to ensure the competitiveness of our executives’ base salaries and incentive awards. The committee evaluates executive pay by reference to the median of the market, but we do not make automatic adjustments based on benchmarking data. We believe our compensation should be based on a variety of other factors, such as the importance of an executive’s role within the organization, considerations of internal pay equity and individual factors such as experience, expertise and performance.

The data the Compensation Committee relies on are provided by Towers Watson and are derived from utility industry compensation surveys and studies of the compensation practices of a peer group of utility companies. Towers Watson used the following surveys and databases in developing its market comparisons for 2010:

•	The 2009 Towers Perrin Energy Services Executive Database;

•	The 2009/2010 Watson Wyatt Data Services Top Management Comp Calculator; and

•	The 2008/2009 Mercer Energy Compensation Survey.

For its 2010 compensation decisions, the Compensation Committee used the same 15 companies that constituted our peer group for the prior year:

• Alliant Energy Corporation	• Northwest Natural Gas Company

• Avista Corp.	• OGE Energy Corp.

• Cleco Corporation	• Pinnacle West Capital Corporation

• DPL Inc.	• NV Energy

• El Paso Electric Co.	• Unisource Energy Corporation

• Great Plains Energy Inc.	• Westar Energy Inc.

• IDACORP, Inc.	• Wisconsin Energy Corporation

• Northwestern Corp.

We included Northwest Natural because its geographical proximity makes it a potential competitor for executive talent. We included the other members of the peer group because we believe they represent the best match with the company based on the following criteria:

•	Business Mix. Our peer companies should be vertically integrated utilities, which have minimal non-regulated business activities and a comparable energy generation mix.

•	Market Capitalization. Our peer companies should be in the small to mid-cap range (between $1 and $5 billion).

•	Customer Mix. Our peer companies should have a balanced retail, commercial and industrial mix, and balanced growth expectations.

•

Regulatory Environment. Our peer companies should have a comparable allowed return on equity, retail competition primarily limited to large volume non-residential energy users, and a history of recovery on regulatory assets, fuel and power costs, and deferred costs.

•	Capital Structure. Our peer companies should have, on average, investment grade ratings, moderate leverage (less than 60% debt to total capitalization ratio), and no significant liquidity concerns.

Elements of Compensation

Our 2010 executive pay packages included the following components:

•	Base salaries;

•	Annual cash incentive awards;

•	Long-term incentive equity awards; and

•	Other standard benefits, including retirement benefits, health and welfare benefits and modest perquisites.

Details regarding the components of our 2010 executive pay program are provided below.

Base Salaries

Overview. We pay base salaries to provide a fixed amount of compensation at levels needed to attract and retain qualified executives. To assist us in setting base pay, our compensation consultant provides us with salary ranges for each position with midpoints at the estimated median of the market.

2010 Base Salaries. As shown in the table below, the Compensation Committee made modest adjustments to the base salaries of most of our named executive officers for 2010.

Name	Positions(s) Held in 2010	2010 Base Salary	Increase as % of 2009 Base Salary	2010 Base Salary as % of Market Median
James J. Piro	President and Chief Executive Officer	$573,040	4%	91%

Maria M. Pope	Senior Vice President Finance, Chief Financial Officer and Treasurer	405,008	1%	119%

J. Jeffrey Dudley	Vice President, General Counsel and Corporate Compliance Officer	259,782	3%	89%

Stephen R. Hawke	Senior Vice President, Customer Service, Transmission and Distribution	254,344	5%	79%

Stephen M. Quennoz	Vice President, Nuclear and Power Supply/Generation	254,344	5%	97%

As shown in the table, the base salaries of our named executive officers were generally at or slightly below the market midpoint. With regard to our Chief Financial Officer, in 2009 we set her compensation above the median to approximate the pay she was earning before she joined the company. There were no salary increases for the named executive officers in 2009.

Annual Cash Incentive Awards

Overview. We believe that annual cash incentive awards are an effective means of encouraging executives to advance stakeholder interests because they can be tailored to link executive pay to short-term company performance in key financial, strategic, and operational areas.

We grant annual cash incentive awards to our executives under our 2008 Annual Cash Incentive Master Plan for Executive Officers (“Annual Cash Incentive Plan”). The plan authorizes the Compensation Committee to make cash awards for the achievement of individual, department, or corporate goals. Each year the Compensation Committee establishes performance goals and a formula for calculating awards. In the first quarter of the following year the committee determines the amount of the awards by comparing performance against the pre-established goals. The plan permits the committee to exclude the impact of non-recurring, unusual events in determining the achievement of performance goals. The committee is required to exclude the impact of such events if the awards are intended to qualify for the exemption for “performance-based compensation” under Internal Revenue Code section 162(m) (“162(m) awards”). (See below under the heading “— Tax Considerations” for a discussion of Internal Revenue Code section 162(m).) The committee may also adjust 162(m) awards downward by any amount it deems appropriate.

2010 Annual Cash Incentive Program. Under our 2010 Annual Cash Incentive Program, each named executive officer’s award opportunity was a function of a financial goal (net income relative to budgeted net income) and three operating goals (generation plant availability, customer satisfaction, and electric service power quality and reliability). A fourth operating goal, net variable power cost, figured in the annual cash incentive award for our Vice President, Power Operations and Resource Strategy. We selected these goals because they represent key interests of our stakeholders as well as business objectives that are fundamental to a well-run utility.

Award opportunities were calculated by multiplying a “base award” (a specified percentage of base pay) by a “financial performance percentage” determined by net income results and an “operating performance percentage” determined by the three operating results (weighted according to each officer’s role in the company):

Award = Base Award x Financial Performance Percentage x Operating Performance Percentage

The base awards of the named executive officers ranged from 50% to 80% of their 2010 base pay. We set the base awards of our CEO and CFO higher as a percentage of base salary than those of our other executive officers because we believe that greater responsibility should be accompanied by a greater share of the risks and rewards of company performance.

The performance percentages associated with threshold, target and maximum levels of performance are shown below:

Financial Performance

(Net income as a % of budgeted net income)

Operating Performance

(Generation Plant Availability;

Customer Satisfaction;

Electric Service Power Quality and Reliability)

To determine threshold, target and maximum levels of performance for the goals we considered a variety of factors, including the probability of goal achievement, current performance relative to industry peers, and the need for further improvement.

The base awards for the named executive officers were generally close to the competitive reference point for their positions. However, for 2010 we retained last year’s design, under which target net income results in a financial performance percentage of 60%. As a result of this design, award opportunities were below the estimated median of the market. We believe this feature of the design of our 2010 Annual Cash Incentive Program is reasonable in light of the need for continued earnings improvement, as well as the fact that only half of the estimated cost of the program is included in our customer prices. For 2011, however, we intend to increase the payout at target performance to 80%, to ensure that our award program does not fall significantly behind the market reference point.

For more information about the design of the 2010 cash incentive awards for our named executive officers, see “Executive Compensation Tables — 2010 Grants of Plan-Based Awards” below.

Determination of 2010 Annual Cash Incentive Awards. In 2010 the company achieved maximum levels of performance with respect to the generation plant availability and electric service power quality and reliability goals and close to maximum performance with respect to the customer satisfaction goal. Net income was slightly above target, at $125.2 million, or 101% of budgeted net income. After considering the results relative to the performance goals, the Compensation Committee approved cash incentive awards for the named executive officers that ranged from 47.3% to 75.8% of their base salaries. The committee did not identify unusual or non-recurring items that necessitated adjustments to actual performance results and did not exercise its discretion under the plan to adjust awards downward.

The table below shows the net income performance percentage, operating goal performance percentages and 2010 cash awards for the named executive officers:

Name	Base Award as a % of 2010 Base Pay Paid	Base Award	Net Income Performance Percentage(1)	Operating Goal Performance Percentage(2)	2010 Annual Cash Award
James J. Piro	.80	$448,142	71.7%	132.3%	$424,838
Maria M. Pope	.55	220,072	71.7%	132.3%	208,628
J. Jeffrey Dudley	.50	127,504	71.7%	132.3%	120,874
Stephen R. Hawke	.50	123,949	71.7%	132.0%	117,255
Stephen M. Quennoz	.50	124,904	71.7%	132.8%	118,908

(1)	Based on net income equal to 101% of target net income.
(2)	Operating goal results were interpolated against the threshold, target and maximum, weighted and summed to arrive at the operating goal performance percentage for each executive. The weights assigned to the individual operating goals were the same for Messrs. Piro and Dudley and Ms. Pope. These weightings were 30% customer satisfaction, 30% electric service power quality and reliability and 40% generation plant availability. The weightings for Mr. Hawke were 40% customer satisfaction, 40% electric service power quality and reliability and 20% generation plant availability. The weightings for Mr. Quennoz were 15% customer satisfaction, 15% electric service power quality and 70% generation plant availability.

The calculation of the performance results and resulting awards are discussed in detail below under “Executive Compensation Tables — 2010 Grants of Plan-Based Awards.”

Long-Term Equity Awards

Overview. We believe the interests of our management should be aligned with those of our shareholders by ensuring that our officers share the risks and rewards of company stock ownership. We accomplish this goal through equity awards under our 2006 Stock Incentive Plan. The Compensation Committee is authorized under the plan to grant stock-based awards to directors, officers and other employees. The committee has authority to determine the amount and type of awards, up to certain maximum amounts described in the plan.

In 2010, as in prior years, we made awards of restricted stock units with vesting conditions based on company performance (“performance RSUs”) to our executives and other key employees. To focus our executives’ efforts on longer-term results, we have historically granted awards that vest over three years. We grant performance RSUs because we believe they are the best vehicle to advance several of the objectives of our compensation program:

•	Pay for Performance. Performance RSUs create incentives to achieve key company goals.

•	Retention. Performance RSUs further the goal of retention, because the receipt of an award requires continued employment by the company.

•	Cost-Effectiveness. Performance RSUs are relatively easy to administer and straightforward from an accounting standpoint.

•

Alignment With Shareholders. RSUs create a focus on shareholder return because the value of an award is based on the value of the underlying common stock, and awards can create an ongoing stake in the company through stock ownership once they vest.

The performance RSUs we awarded to our named executive officers in 2010 are described below. We also discuss results for the 2008 performance RSUs, which had a three-year performance period ending December 31, 2010.

2010 Performance RSUs.

Award Values. In 2010, equity grants constituted approximately 30 to 40% of our named executive officers’ target total direct compensation (base salary, cash incentive and equity incentive award opportunities, assuming target levels of performance). The number of RSUs we granted each executive was the product of his or her 2010 base salary and a specified award multiple, divided by the closing price of the company’s common stock on the grant date:

# of RSUs Granted	=	(2010 Base Salary) x (Award Multiple) Grant Date Common Stock Price

The table below shows the award multiples we used to calculate awards for the named executive officers and the estimated value of the awards on the grant date (assuming that the company will perform at target levels over the performance period and using the closing price of the company’s common stock on the grant date). The table also shows how the award multiples compare to the estimated market median. There was no change in award multiples from the prior year.

Name	2010 Award Multiples	2010 Estimated Market Median	Grant Date Fair Value of Awards
James J. Piro	1.00	1.46	$573,040
Maria M. Pope	.70	.70	283,506
J. Jeffrey Dudley	.60	.58	155,869
Stephen R. Hawke	.55	.66	139,889
Stephen M. Quennoz	.55	.50	139,889

The performance RSU awards of Mr. Piro and Mr. Hawke were below the estimated median of the market. In part, this is a reflection of our commitment to internal pay equity. In Mr. Piro’s case, it is also a result of our decision to increase his pay gradually following his promotion to CEO, particularly in light of the challenging economic circumstances the company has faced in recent years.

Performance Measures. We sought to identify performance measures that would align with our shareholders’ interests, while avoiding complexities of accounting treatment and measurement. For the 2010 awards, we chose the same performance measures we have used since 2008—return on equity (“ROE”) and regulated asset base growth:

•	Return on Equity

—	Measured by: The average of each of three consecutive year’s accounting ROE as a percentage of allowed ROE. “Accounting ROE” is defined as annual net income, as shown on the company’s income statement, divided by the average of the current year’s and prior year’s shareholders’ equity, as shown on the balance sheet. “Allowed ROE” is the return on equity that the OPUC permits the company to include in the rates it charges its customers. Allowed ROE is currently 10.0%.

—	Why we chose this measure: This goal measures how successful the company is at generating a return on dollars invested by its shareholders. Because the company’s return on its investment can fluctuate based on OPUC rate case orders, we believe the appropriate long-term measure of our ability to generate earnings on shareholder investments is Accounting ROE as a percentage of Allowed ROE.

•	Regulated Asset Base Growth

—	Measured By: Growth in asset base over a three-year period measured against a projected asset base growth target for the same period, as established by the Board of Directors.

—	Why we chose this measure: Asset base growth provides a measure of the amount the company invests in its base business. By executing our investment strategy–bringing capital projects into service on time and within budget–we can meet the needs of our customers and at the same time create value for our shareholders.

For details about these performance measures, see “Executive Compensation Tables — 2010 Grants of Plan-Based Awards” below.

2008 Performance RSUs. On February 16, 2011, the Compensation Committee met to determine the vesting of shares under the performance RSUs granted in 2008. These awards were made under the company’s 2006 Stock Incentive Plan. The number of performance RSUs that could vest under the awards was a function of company performance relative to the two goals described above: the three-year average of accounting ROE as a percentage of allowed ROE and regulated asset base growth over three years as a percentage of projected asset base growth. Because the three-year average of accounting ROE was below threshold, participants did not receive a payout under the 2008 awards. Performance targets and results for the awards are shown in the tables below:

ROE Performance Results
	2008	2009	2010
Allowed ROE	10.10%	10.00%	10.00%
Actual ROE	6.53%	6.58%	7.97%
Actual ROE as a % of Allowed ROE	64.65%	65.80%	79.70%

Asset Base Performance Results
As of 12/31/2010
Projected Asset Base	$3.46 billion
Actual Asset Base	3.10 billion

Award Performance Targets and Results
	Threshold	Target	Maximum	Actual
3-Year Average of Actual ROE as a % of Allowed ROE	75%*	90%*	100%*	70.05	%*
Regulated Asset Base as a % of Projected Asset Base at End of 3-Year Performance Period	80%	90%	100%	89.60%

Other Benefits

As employees of PGE, our named executive officers are eligible to participate in a number of broad-based company-sponsored benefits programs on the same basis as other full-time employees. These include the company’s health and welfare programs (including medical/dental/vision plans, disability insurance, and life insurance) and the company’s pension plan and 401(k) plan. PGE also sponsors non-qualified deferred compensation plans, which are described below under “Executive Compensation Tables — 2010 Pension Benefits.” These plans are partly intended as “restoration” plans, giving participants the ability to defer their compensation above the Internal Revenue Service limits imposed on our 401(k) plan. The plans also contribute to the competitiveness of our pay by providing a modest matching contribution for salary deferrals and compensating participants for lower pension payments they may receive as a result of participating in the plans. See “Executive Compensation Tables — 2010 Nonqualified Deferred Compensation” below. Finally, our executive officers are eligible for reasonable severance pay and outplacement assistance to assist them with a transition to new employment in the event of a reorganization resulting in an involuntary termination or a voluntary termination in response to a change in job duties. These benefits are described below under “Executive Compensation Tables — Termination and Change in Control Benefits.” We do not provide our executives with significant perquisites.

Stock Ownership Policy

In February 2011 we adopted a stock ownership and holding policy for our executive officers. The primary objectives of the policy are to:

•	Create financial incentives that align the interests of executive officers with strong operating and financial performance of the company; and

•	Encourage executive officers to operate the business of the company with a long-term perspective.

Under the policy, the CEO is required to hold company stock with a value equal to at least three times his annual salary and the other executive officers are required to hold company stock with a value equal to at least one times their annual salary. Until these requirements are met, the CEO is required to retain 100% of his current holdings and all officers are required to retain at least 50% of the net after-tax performance-based equity awards that vest in 2011 or later. The Compensation Committee will review each officer’s holdings annually to ensure that appropriate progress toward the ownership goals is being made.

Our stock ownership policy for non-employee directors is described on pages 12 to 13 of this proxy statement.

Equity Grant Practices

Under the terms of our 2006 Stock Incentive Plan, the Compensation Committee is authorized to make grants of equity awards, but may delegate this authority as it deems appropriate. In 2010 the committee delegated authority to the company’s Chief Executive Officer to make discretionary grants of performance RSUs and RSUs with time-based vesting conditions at a maximum value of $250,000 in the aggregate and $30,000 individually, for the purposes of attracting and retaining qualified employees. The Compensation Committee has not delegated its authority to make executive equity awards and is solely responsible for determining the size and frequency of all such awards. We expect that we will continue to grant performance RSUs to the executive officers and other key employees, and to delegate authority to our CEO to make limited discretionary equity awards for attraction and retention purposes. We also expect to make annual grants of restricted stock units with time-based vesting conditions to the company’s directors.

The company’s average annual “burn rate” (the total number of all equity award shares granted during the year divided by the weighted average of shares outstanding during the year) was 0.80% from 2008 through 2010. We calculate our burn rate by applying a factor of three to restricted stock unit awards.

The committee has not adopted a formal policy governing the timing of equity awards. However, we have generally made awards to officers and directors shortly after the issuance of a quarterly earnings release, and we expect to continue this practice. We intend to make director awards on or around the date of the company’s annual meeting of shareholders and to make officer awards during the first quarter of the year.

Employment Agreements

As a general rule, we do not enter into employment agreements with our executives. On May 6, 2008, however, we entered into an agreement with Mr. Quennoz, Vice President, Nuclear and Power Supply/Generation. The agreement provides that the company will employ Mr. Quennoz through March 31, 2013, subject to the company’s right to terminate his employment for cause at any time. The agreement does not guarantee that Mr. Quennoz will retain his current position, but it does provide that his annual salary will not be below the base salary range for an EX-17 General Manager. As of March 1, 2011 the annual base salary range for an EX-17 General Manager was $119,405 to $179,107. We entered into the agreement to help ensure that we will continue to receive the benefit of Mr. Quennoz’ knowledge and experience throughout the decommissioning of our Trojan Nuclear Plant.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally places a limit of $1 million on the compensation that a publicly held corporation may deduct with respect to its CEO and its three next most highly paid executive officers other than the CFO. There are, however, certain exceptions to this limitation. Under one exception, compensation that is paid under a plan that was in place at the time a company becomes publicly held is not subject to the limit for a specified period. We attempt to structure our awards to executives so that they qualify for an exemption under 162(m) for certain “performance-based compensation.” Regulations under Internal Revenue Code section 162(m) provide, among other things, that awards will be considered exempt performance-based compensation only if: (i) the awards are payable solely on account of performance goals having been satisfied; (ii) the method of computing the amount payable upon satisfaction of the performance goals is stated in an objective formula; and (iii) the objective formula precludes discretion to increase the amount payable upon satisfaction of the goal, although discretion to adjust awards downward is permitted.

Compensation Consultant

The Compensation Committee retained Towers Watson as its executive compensation consultant for 2010. Towers Watson’s regular assignments include the following:

•	Recommendation of a group of peer companies used for purposes of market comparisons;

•	Analysis of executive and director compensation pay opportunities relative to those at comparable companies, based on proxy disclosures and survey data;

•	Reporting on recent developments and trends in the area of executive compensation; and

•	Attendance at Compensation Committee meetings, as requested.

Towers Watson is the resulting company of the 2010 merger of Watson Wyatt and Towers Perrin. In prior years, Watson Wyatt served as compensation consultant to the committee and generally did not perform other services for the company. Towers Perrin provided actuarial consulting services in respect of certain post-retirement welfare plans for a number of years, and from time to time provided consulting services regarding broad-based benefit plans. Following the merger of Watson Wyatt and Towers Perrin, the Compensation

Committee concluded that continuing to engage Towers Watson to perform these other services would not jeopardize the independence of Tower Watson’s executive compensation advice. In reaching this conclusion, the Committee took into account that:

•	The fees received by Towers Watson for actuarial and other services unrelated to executive compensation do not form a significant part of the firm’s revenue; and

•

Towers Watson observes protocols designed to ensure the objectivity of executive compensation consultants, including peer review and audit, and restrictions on cross-selling of services by executive compensation consultants.

The committee recognizes the need to monitor the relationship with Towers Watson to ensure the continued independence of the executive compensation advice it receives. As in prior years, the committee will approve all engagements and receive regular updates on fees charged by the firm. The fees for Towers Watson’s services to the company in 2010 are set forth below:

Executive Compensation Consulting Services	$100,905

Actuarial and Other Benefit Plan Consulting Services	$338,097

Executive Compensation Tables

I. 2010 Summary Compensation Table

The table below shows the compensation earned by the company’s named executive officers (our principal executive officer, principal financial officer and three other most highly compensated officers in 2010) during the years ended December 31, 2008, 2009 and 2010. Information regarding director compensation is included under the heading “Non-Employee Director Compensation” on pages 12 to 13.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
James J. Piro	2010	$561,137	$573,034	$424,838	$134,874	$34,961	$1,728,845
President and Chief Executive Officer	2009	550,008	549,997	103,301	186,210	44,291	1,433,807
	2008	370,194	185,478	271,944	35,172	24,698	887,486

Maria M. Pope(6)	2010	422,147	283,501	208,628	33,200	16,476	963,952
Senior Vice President, Finance, Chief Financial Officer, Treasurer	2009	416,508	379,983	50,179	237	27,940	874,847

J. Jeffrey Dudley(6)	2010	255,324	155,851	120,874	146,372	18,400	696,821
Vice President, General Counsel and Corporate Compliance Officer	2009	261,528	158,889	30,014	159,698	22,470	632,599

Stephen R. Hawke	2010	248,402	139,887	117,255	161,453	25,042	692,039
Senior Vice President, Customer Service, Transmission and Distribution	2009	242,232	137,880	23,860	208,719	27,884	640,575
	2008	238,388	104,141	162,994	53,733	15,804	575,060

Stephen M. Quennoz	2010	264,753	139,887	118,908	132,156	23,397	679,101
Vice President, Nuclear and Power Supply/Generation	2009	256,207	137,880	36,214	156,575	26,609	613,485
	2008	252,141	104,141	162,994	53,733	14,153	587,162

(1)	Amounts in the Salary column include base salary earned and, where applicable, the value of the paid time off deferred under the company’s 2005 Management Deferred Compensation Plan. The amounts in the Salary column for 2010 reflect salary increases that went into effect on January 1 and May 1 of 2010.
(2)	The Stock Awards column shows the aggregate grant date fair value of awards of restricted stock units with performance-based vesting conditions (“performance RSUs”) and, in the case of Ms. Pope, an award of restricted stock units with time-based vesting conditions (“time-vested RSUs”), all computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic (FASB ASC) 718, excluding the effect of estimated forfeitures. These amounts reflect the grant date fair value, in each case valued using the closing market price of the company’s common stock on the New York Stock Exchange on the grant date, and may not correspond to the actual value that will be recognized by the named executive officers. The grant date fair values of the performance RSUs assume performance at target levels, which would allow the vesting of 100% of the RSUs awarded. If the maximum number of shares issuable under the performance RSUs had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2010 would have been $859,551 for Mr. Piro, $425,252 for Ms. Pope, $233,786 for Mr. Dudley, $209,831 for Mr. Hawke $209,831 and for Mr. Quennoz. The 2010 awards are discussed in greater detail below in the section entitled “— 2010 Grants of Plan-Based Awards.”

(3)	Amounts in the Non-Equity Incentive Plan Compensation column represent cash awards under the company’s 2008 Annual Cash Incentive Master Plan for Executive Officers (“Annual Cash Incentive Plan”). The terms of the 2010 awards are discussed below in the section entitled “— 2010 Grants of Plan-Based Awards.”
(4)	Amounts in this column include the increase or decrease in the actuarial present value of the named executive officers’ accumulated benefits under the Pension Plan and above-market interest in the 2005 Management Deferred Compensation Plan. Also included are increases or decreases in deferred compensation account balances arising from the Pension Plan benefit restoration feature of the 2005 MDCP. This feature is explained below in the section entitled “— 2010 Pension Benefits — Restoration of Pension Plan Benefits under Management Deferred Compensation Plans.” These amounts for 2010 are shown below:

Name	Plan	Increase or Decrease in Actuarial Present Value
James J. Piro	Pension Plan	$132,638
	2005 MDCP	(44)
Maria M. Pope	Pension Plan	32,796
J. Jeffrey Dudley	Pension Plan	144,267
	2005 MDCP	1,517
Stephen R. Hawke	Pension Plan	128,515
	2005 MDCP	31,261
Stephen M. Quennoz	Pension Plan	109,841
	2005 MDCP	17,265

Values for the Pension Plan assume a retirement age of 65. See “Note 10 — Employee Benefits” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for an explanation of additional assumptions made in calculating the increase in the value of benefits under the Pension Plan.

The balance of the amounts in the Change in Pension Value and Nonqualified Deferred Compensation column reflects above-market interest (defined as above 120% of the long-term Applicable Federal Rate) earned on balances under the 2005 Management Deferred Compensation Plan (“2005 MDCP”) and the Management Deferred Compensation Plan adopted in 1986 (“1986 MDCP”).

(5)	The figures in this column for 2010 include the value of dividend equivalent rights earned with respect to the named executive officers’ time-vested RSUs, company contributions under the 2005 MDCP and the following company contributions to the 401(k) Plan:

Name	Amount
James J. Piro	$14,700
Maria M. Pope	14,700
J. Jeffrey Dudley	14,700
Stephen R. Hawke	11,899
Stephen M. Quennoz	10,617

(6)	Information regarding compensation earned by Ms. Pope and Mr. Dudley in 2008 is not included because neither was a named executive officer, as defined in applicable disclosure rules, prior to 2009.

II. 2010 Grants of Plan-Based Awards

The following table shows information regarding plan-based awards made to the named executive officers in 2010.

2010 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (Number of Shares)	Target (Number of Shares)	Maximum (Number of Shares)	($)
James J. Piro	17-Feb-10	56,018	268,885	896,283
	12-Mar-10				14,915	29,830	44,745	573,034

Maria M. Pope	17-Feb-10	27,509	132,043	440,143
	12-Mar-10				7,379	14,758	22,137	283,501

J. Jeffrey Dudley	17-Feb-10	15,938	76,502	255,008
	12-Mar-10				4,057	8,113	12,170	155,851

Stephen R. Hawke	17-Feb-10	15,494	74,369	247,897
	12-Mar-10				3,641	7,282	10,923	139,887

Stephen M. Quennoz	17-Feb-10	15,613	74,942	249,807
	12-Mar-10				3,641	7,282	10,923	139,887

(1)	These columns show the range of potential payouts for cash incentive awards made to the named executive officers in 2010 under the Annual Cash Incentive Plan. The amounts shown in the Threshold column are the payouts when threshold performance is achieved, which are 12.5% of base awards established for each executive. The amounts shown in the Target column reflect payouts at target level of performance, which are 60% of the base awards. The amounts shown in the Maximum column reflect maximum payouts, which are 200% of the base awards. Additional details regarding these awards are provided below under the heading “— Non-Equity Incentive Plan Awards.”
(2)	These columns show the estimated range of potential payouts for awards of performance RSUs made in 2010 under the 2006 Stock Incentive Plan. The amounts shown in the Threshold column reflect the minimum number of RSUs that could vest, which is 50% of the target amount shown in the Target column. The number of RSUs shown in the Maximum column is equal to 150% of the target amount. Additional details regarding these awards are provided below under the heading “— Equity Incentive Plan Awards.”
(3)	The grant date fair values for the performance RSUs assume performance at target levels and a stock price of $19.21 (the closing price of the company’s common stock on March 12, 2010, the date of the grant). The grant date fair values of the performance RSUs assume that the executive will continue in service throughout the performance period. See the section below entitled “— Equity Incentive Plan Awards” for additional details.

A. Non-Equity Incentive Plan Awards

The figures in the columns under the heading “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” show the range of potential payouts for 2010 awards under the Annual Cash Incentive Plan. The figures shown in the Threshold, Target and Maximum columns assume that, for each of the performance goals, the company achieved the specified threshold, target and maximum levels of performance, respectively. Actual payouts were determined by the Compensation and Human Resources Committee on February 16, 2011 and are disclosed in the 2010 Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

Details regarding the named executive officers’ base awards and the calculation of the performance percentage are set forth below.

1. Award Formula. Each officer’s annual cash incentive award for 2010 was calculated by multiplying a “base award” by two percentages: a “financial performance percentage” based on the company’s net income for 2010 relative to budgeted net income and an “operating performance percentage” based on the company’s performance relative to a set of operating goals.

Award = Base Award x Net Income Performance Percentage x Operating Goal Performance Percentage.

Operating goal results were interpolated against the threshold, target and maximum, weighted and summed. The performance percentages associated with threshold, target and maximum levels of performance, together with the resulting percentages of base awards earned, are shown in the table below:

		Net Income Performance Results (Net Income Performance Percentage)
		Threshold (25%)	Target (60%)	Maximum (150%)
Operating Goal Performance Results (Operating Goal Performance Percentage)	Threshold (50%)	12.5%	30%	75%
	Target (100%)	25%	60%	150%
	Maximum (133.3%)	33.3%	80%	200%

2. Base Awards. Base awards (shown in the table below) were established by multiplying base salary paid in 2010 by the applicable percentage shown below.

Name	Base Award as a Percentage of Annual Base Salary Paid	Base Award
James J. Piro	80%	$448,142
Maria M. Pope	55%	220,072
J. Jeffrey Dudley	50%	127,504
Stephen R. Hawke	50%	123,949
Stephen M. Quennoz	50%	124,904

3. Performance Percentages. The financial performance percentage was based on 2010 net income relative to the annual budget established by the Board of Directors. Budgeted net income was $123.6 million for 2010.

The net income required for threshold, target and maximum levels are shown below. Net income of at least 70% of budgeted net income was required to achieve any payout.

Financial Performance Percentage Targets

	Threshold	Target	Maximum
Net Income (Percentage of Budget)	70% of budget	100% of budget	110% of budget
Net Income (Millions)	$86.5	$123.6	$136.0

The operating performance percentage for the named executive officers was based on results relative to three company operating goals: generation plant availability, customer satisfaction, and electric service power quality and reliability. The table below describes the measures used for these goals and the threshold, target and maximum levels of performance.

Operating Performance Percentage Targets

	Performance Levels
Performance Goal	Threshold	Target	Maximum	Description (Measure)
Generation Plant Availability	84.7%	88.52%	92.08%	Generation plant availability is equal to Availability Factor, defined as the amount of time that a generating plant is able to produce electricity over a certain period, divided by the total amount of the time in the period (which is calculated by subtracting from total hours all maintenance outage hours, planned outage hours and forced outage hours). Maintenance outage hours and planned outage hours are determined from specific planned activities for the year for each plant. Forced outage hours is determined from industry data for a peer group of plants. Maximum levels for individual plants were determined by using an upper quartile forced outage hours for each class of units and the individual planned outage hours and maintenance outage hours. Hydro maximum was adjusted to 99.9 to reflect best practices. Quartile decrements of Availability Factor for each class of units were used to establish the target and threshold goals. Individual plant goals were weighted to produce an overall goal.

Customer Satisfaction	75.0%	79.0%	87.0%	Customer satisfaction is measured by the average of the company’s residential, general business and key customer satisfaction scores, comparable with the weighted average of the following:
				• 4 quarter rating average of the Market Strategies study for Residential Customers.
				• 2 semiannual rating average of the Market Strategies study for Business Customers.
				• Annual rating results from the 2008 TQS Research, Inc. National Key Accounts Benchmark study for Key Business Customers.
				These ratings are weighted by the annual revenue from each customer group that produces the annual rating.

	Performance Levels
Performance Goal	Threshold	Target	Maximum	Description (Measure)

Electric Service Power Quality & Reliability				SAIDI is a service reliability index equal to the sum of customer outage durations (in minutes) divided by total number of customers served.
SAIDI	90	85	80	SAIFI and MAIFI serve as “trigger goals,” meaning results on these two service reliability indexes must be at threshold levels in order for there to be any payout under SAIDI. SAIFI is defined as the total number of customer outages divided by total number of customers served and MAIFI is defined as the total number of customer momentary interruptions divided by total number of customers.
SAIFI (“Trigger Goal”)	1.1
MAIFI (“Trigger Goal”)	4

All of the awards granted to the executive officers were so-called “162(m) awards,” i.e. awards intended to qualify for the exemption for “performance-based compensation” under Internal Revenue Code section 162(m). Under the terms of the Annual Cash Incentive Plan, the Compensation Committee is required to adjust for extraordinary, unusual, or non-recurring events in determining performance results for 162(m) awards. Examples of these types of event include: (i) regulatory disallowances, (ii) corporate restructuring, (iii) gains or losses on the disposition of a major asset, (iv) changes in regulatory, tax or accounting regulations or laws, (v) resolution or settlement of litigation and (vi) the effect of a merger. The committee may also exercise its discretion to adjust 162(m) awards downward under the terms of the plan.

The weights assigned to the goals to determine the overall operating goal performance percentage were as follows:

Name	Title	Operating Goals	Weighting
James J. Piro	President and Chief Executive Officer	Customer Satisfaction Electric Service Power Quality & Reliability Generation Availability	30% 30% 40%
Maria M. Pope	Senior Vice President, Finance, Chief Financial Officer and Treasurer
J. Jeffrey Dudley	Vice President, General Counsel and Corporate Compliance Officer

Name	Title	Operating Goals	Weighting
Stephen R. Hawke	Senior Vice President, Customer Service, Transmission and Distribution	Customer Satisfaction Electric Service Power Quality & Reliability Generation Availability	40% 40% 20%

Name	Title	Operating Goals	Weighting
Stephen M. Quennoz	Vice President, Nuclear and Power Supply/Generation	Customer Satisfaction Electric Service Power Quality & Reliability Generation Availability	15% 15% 70%

B. Equity Incentive Plan Awards

The figures in the columns under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards” in the 2010 Grants of Plan-Based Awards table represent the range of potential payouts under the 2010 awards of restricted stock units with performance-based vesting conditions (“performance RSUs”). These awards were made pursuant to the company’s 2006 Stock Incentive Plan.

Number of Performance RSUs Granted. The number of performance RSUs granted in 2010 was determined by dividing the amounts shown in the table below by the closing price of the company’s common stock on the grant date:

Name	Value Used to Calculate Grants	Number of RSUs Granted
James J. Piro	$573,040	29,830
Maria M. Pope	283,506	14,758
J. Jeffrey Dudley	155,869	8,113
Stephen R. Hawke	139,889	7,282
Stephen M. Quennoz	139,889	7,282

Performance Goals. The number of performance RSUs that will vest depends on the extent to which the company achieves two goals over a three-year performance period. Below is a description of the two goals:

•

ROE. The first goal is the three-year average of accounting return on equity (“ROE”) as a percentage of allowed ROE. “Accounting ROE” is defined as annual net income, as shown on the company’s income statement, divided by the book value of shareholder’s equity, as shown on the balance sheet. “Allowed ROE” is the return on equity that the OPUC permits the company to include in the rates it charges its customers — currently 10.0%.

•

Regulated Asset Base Growth. The second goal is regulated asset base during the three-year performance period as a percentage of a projected asset base growth target established by the Board of Directors. Asset base comprises the following: Plant In Service, Construction Work in Progress, Plant Held for Future Use, Inventory, Accumulated Depreciation, Accumulated Asset Retirement, Accumulated Asset Retirement Removal Costs, Asset Cost Balancing Cost, Property-Related Deferred Tax, and Deferred Income Tax Credits.

Determination of Awards. The following table shows the threshold, target and maximum levels for the two performance measures and the resulting payouts, as a percentage of the target awards:

		Regulated Asset Base (as of 12/31/2012)
		Threshold	Target	Maximum
		80% of Projected Assets ($2,562,854)	90% of Projected Assets ($2,883,210)	100% of Projected Assets ($3,203,567)
Accounting ROE (Average of three years)	Threshold (75% of Allowed ROE)	50%	75%	100%
	Target (90% of Allowed ROE)	75%	100%	125%
	Maximum (100% of Allowed ROE)	100%	125%	150%

At the end of the performance period the Compensation Committee will meet to determine results with respect to the performance goals. Accounting ROE as a percent of allowed ROE will be averaged for the 3-year period. Actual assets at the end of the 3-year period will be divided by projected assets. These results will then be interpolated between threshold, target and maximum payout levels. Payout level results will be weighted equally to arrive at the final payout percentage. Threshold levels for both goals must be achieved for the executives to earn any payout under the awards.

These awards were intended to constitute “performance-based compensation” for purposes of Internal Revenue Code section 162(m). Consequently, under the terms of the 2006 Stock Incentive Plan, the Compensation Committee is required to adjust for extraordinary, unusual, or non-recurring events in determining performance results. Examples of these types of event include: (i) regulatory disallowances or other adjustments, (ii) restructuring or restructuring-related charges, (iii) gains or losses on the disposition of a business or major asset, (iv) changes in regulatory, tax or accounting regulations or laws, (v) resolution and/or settlement of litigation and other legal proceedings or (vi) the effect of a merger or acquisition. In the case of 162(m) awards, the committee also has discretion under the plan to adjust awards downward and may exercise its discretion to include the impact of events that decrease performance results.

Dividend Equivalent Rights. Each named executive officer will receive a number of dividend equivalent rights equal to the number of vested performance RSUs. Each dividend equivalent right represents the right to receive an amount equal to dividends paid on the number of shares of common stock equal to the number of the vested performance RSUs, which dividends have a record date between the date of the grant and the end of the performance period. Dividend equivalent rights will be settled in shares of common stock when the related performance RSUs vest. The number of shares payable on the dividend equivalent rights will be calculated using the fair market value (as defined in the 2006 Stock Incentive Plan) of common stock as of the date the committee determines the number of vested performance RSUs.

Service Requirement. Vesting of the performance RSUs and their related dividend equivalent rights generally requires that the officer continue to be employed by the company during the performance period. However, if the officer’s employment is terminated due to retirement, death or disability before the normal vesting under the terms of the grant, a portion of the awards will vest at the end of the performance period. See the discussion of this issue in the section below entitled “— Termination and Change in Control Benefits.”

III. Outstanding Equity Awards at 2010 Fiscal Year-End

The following table shows, for each named executive officer, the unvested time-vested RSUs and performance RSUs that were outstanding on December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(5)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested(6)
James J. Piro	03/12/2010	(1)			14,915	$323,656
	03/05/2009	(2)			19,137	415,273

Maria M. Pope	03/12/2010	(1)			7,379	160,124
	03/05/2009	(2)			9,743	211,423
	01/26/2009	(3)	5,254	$114,012

J. Jeffrey Dudley	03/12/2010	(1)			4,057	88,037
	03/05/2009	(2)			5,529	119,979

Stephen R. Hawke	03/12/2010	(1)			3,641	79,010
	03/05/2009	(2)			4,798	104,117

Stephen M. Quennoz	03/12/2010	(1)			3,641	79,010
	03/05/2009	(2)			4,798	104,117

(1)	Amounts in this row relate to performance RSUs with three-year performance periods ending December 31, 2012. The awards will vest in the first quarter of 2013, when the Compensation Committee determines the performance results under the awards.
(2)	Amounts in this row relate to performance RSUs with three-year performance periods ending December 31, 2011. The awards will vest in the first quarter of 2012, when the Compensation Committee determines the performance results under the awards.
(3)	Amounts in this row relate to outstanding time-vested RSUs granted in January 2009. The RSUs will vest on January 26, 2012, provided Ms. Pope is still employed by the company.
(4)	Amounts in this column assume a value of $21.70 per unit (the closing price of the company’s common stock on December 31, 2010).
(5)	Amounts in this column are the number of performance RSUs granted in 2009 and 2010, none of which had vested as of December 31, 2010. The amounts shown assume threshold level performance.
(6)	Amounts in this column reflect the value of performance RSUs granted in 2009 and 2010, assuming a value of $21.70 per unit (the closing price of the company’s common stock on December 31, 2010) and performance at threshold levels.

IV. 2010 Stock Units Vested

The following table shows, for each of the named executive officers, the number and aggregate value of restricted stock units and related dividend equivalent rights that vested in 2010.

2010 Stock Units Vested

Name	Number of Shares Acquired on Vesting of Restricted Stock Units (1)	Value Realized on Vesting
James J. Piro	8,037	$151,337
Maria M. Pope	n/a	n/a
J. Jeffrey Dudley	1,461	27,511
Stephen R. Hawke	4,622	87,032
Stephen M. Quennoz	4,622	87,032

(1)	The amounts in this column include the number of shares of the company’s common stock that vested with respect to performance RSUs and dividend equivalent rights on March 4, 2010 at a closing price of $18.83 per share. These awards were granted on March 15, 2007, prior to the date on which Ms. Pope commenced employment by the company.

V. 2010 Pension Benefits

The following table shows, for each of the named executive officers, the actuarial present value of (i) the officer’s accumulated benefit under the company’s tax-qualified pension plan and (ii) the amounts accrued pursuant to the pension makeup feature of the deferred compensation plans for management (the “1986 MDCP” and the “2005 MDCP”) as of December 31, 2010.

2010 Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
James J. Piro	Pension Plan	30.61	$866,338
	1986 MDCP and 2005 MDCP	30.61	0

Maria M. Pope	Pension Plan	2.0	32,796
	1986 MDCP and 2005 MDCP	2.0	0

J. Jeffrey Dudley	Pension Plan	22.4	723,032
	1986 MDCP and 2005 MDCP	22.4	11,056

Stephen R. Hawke	Pension Plan	37.33	848,404
	1986 MDCP and 2005 MDCP	37.33	222,193

Stephen M. Quennoz	Pension Plan	19.95	609,022
	1986 MDCP and 2005 MDCP	19.95	109,616

A. Pension Plan

Participants earn benefits under the Pension Plan during each year of employment. Employees are vested in plan benefits after 5 years of service. Normal retirement age under the plan is 65. Early retirement income is available to participants after age 55, but benefits are reduced for each year prior to the normal retirement date. The basic retirement amount is based on Final Average Earnings, defined as the highest consecutive 60 months of earnings (base pay paid, excluding reductions due to income deferrals) during the last 120 months of employment.

The basic retirement benefit under the plan is calculated as follows:

1.2% of Final Average Earnings for each of the first 30 years of service plus

0.5% of Final Average Earnings in excess of Social Security covered compensation plus

0.5% of Final Average Earnings for each year of service in excess of 30 years.

The normal form of payment if the participant does not have a spouse is a straight life annuity that makes periodic payments to the participant until his or her death, at which point the payments stop completely. The normal form of payment if the participant has a spouse is a contingent annuity, which makes full payments for the life of the participant and thereafter payments equal to 50% of the full payments to the spouse until the death of the spouse.

Pension plan calculations are based on several assumptions which are reviewed annually with the company’s consulting actuaries and updated as appropriate. The benefit calculation shown in the table above assumes retirement at age 65, a discount rate of 5.47% and mortality assumptions based on the RP-2000 Combined Healthy Mortality Table projected to 2010 using Scale AA.

B. Restoration of Pension Plan Benefits under Management Deferred Compensation Plans

The 1986 MDCP and 2005 MDCP provide a benefit designed to compensate participants for Pension Plan benefits that are lower due to their salary deferrals. These deferrals reduce a participant’s “Final Average Earnings,” on which Pension Plan benefits are based. The present value of the reduction in Pension Plan benefits due to salary deferrals is calculated as a lump sum upon termination of employment and added to the participant’s deferred compensation plan account balance. The aggregate present value of this benefit is reflected in the 2010 Pension Benefits table above. As annual deferrals increase or decrease, the change in the present value may be positive or negative. Changes in the present value of this benefit are reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

VI. 2010 Nonqualified Deferred Compensation

We offer an opportunity to a select group of management and highly compensated employees to defer compensation under the Portland General Electric Company 2005 Management Deferred Compensation Plan (“2005 MDCP”). Before January 1, 2005 (the effective date of the 2005 MDCP), eligible employees were eligible to defer compensation under a plan adopted in 1986 (“1986 MDCP”). The following table shows the named executive officers’ contributions and earnings in 2010 and balances as of December 31, 2010 under these plans. The accompanying narrative describes important provisions of the plans.

2010 Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in 2010(1)	Company Contributions in 2010(2)	Aggregate Earnings in 2010(3)	Aggregate Balance at 12/31/10(4)
James J. Piro	2005 MDCP			$29,960	$526,909
	1986 MDCP			156,352	1,989,574
Maria M. Pope	2005 MDCP	$91,732	$1,776	6,075	152,863
J. Jeffrey Dudley	2005 MDCP	1,634	28	7,725	135,945
	1986 MDCP			12,621	160,596
Stephen R. Hawke	2005 MDCP	51,965	1,487	22,478	422,611
	1986 MDCP			127,200	1,618,616
Stephen M. Quennoz	2005 MDCP	88,097	1,124	66,984	1,213,104
	1986 MDCP			284,674	3,622,460

(1)	Amounts in this column include salary and paid-time-off deferrals that are reflected in the “Salary” column, and cash incentive award deferrals that are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Amounts in this column include a company matching contribution of 3% of annual base salary deferred under the plan. These amounts are included in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”
(3)	Amounts in this column are included in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” to the extent that the earnings are above-market.
(4)	Amounts in this column are reflected in the Summary Compensation Table under “Change in Pension Value and Non-qualified Deferred Compensation Earnings” only to the extent described in footnotes (1) to (3) above.

Each calendar year participants may defer up to 80% of their base salary and 100% of their cash incentive compensation and cancelled paid time off (the excess, as of year-end, of their unused paid time off over 200 hours). The company provides a 3% matching contribution for base salary deferred. The 2005 MDCP and 1986 MDCP also provide for company contributions to compensate participants for lower Pension Plan payments they may receive as a result of participating in the plans. See the section above entitled “— 2010 Pension Benefits — Restoration of Pension Plan Benefits under Management Deferred Compensation Plans.”

Amounts deferred under the 2005 MDCP accrue interest that is .5% higher than the annual yield on Moody’s Average Corporate Bond Yield Index. The 1986 MDCP provides interest that is 3.0% higher than the same Moody’s index.

Under the 2005 MDCP, participants begin receiving payment six months after their separation from service. A participant’s account balance during the six-month delay continues to accrue interest. Under both plans, benefits are paid in one of the following forms, as elected by the participant in a payment election form filed each year: (i) a lump-sum payment; (ii) monthly installments in equal payments of principal and interest over a period of up to 180 months; or (iii) monthly installment payments over a period of up to 180 months, consisting of interest only payments for up to 120 months and principal and interest payments of the remaining account balance over the remaining period. If the participant is under 55 years of age upon termination of employment, the restoration of pension benefits payment is made in a lump sum with the first monthly payment.

VII. Termination and Change in Control Benefits

The tables below show the estimated value of payments and other benefits that the named executive officers would be entitled to under the company’s plans and programs upon termination of employment and following a change in control. The amounts shown assume that the effective date of the termination or change in control is December 31, 2010. Benefits that are generally available to salaried employees are not shown in the tables.

James J. Piro

	Estimated Benefits and Payments Upon Termination and Change in Control
Benefit Plan	Voluntary Termination	Early Retirement	Involuntary Not for Cause Termination	Change in Control	Death	Termination Due to Disability
Deferred Compensation Plans(1)	$2,516,483	$2,516,483	$2,516,483	$79,583	$2,516,483	$2,516,483
Severance Pay Plan(2)			573,048
Stock Incentive Plan(3)
Performance RSUs(4)		888,637			888,637	888,637
Annual Cash Incentive Award(6)		424,838			424,838	424,838
Outplacement Assistance Plan(7)			8,000
TOTAL	$2,516,483	$3,829,958	$3,097,531	$79,583	$3,829,958	$3,829,958

Maria M. Pope

	Estimated Benefits and Payments Upon Termination and Change in Control
Benefit Plan	Voluntary Termination	Early Retirement	Involuntary Not for Cause Termination	Change in Control	Death	Termination Due to Disability
Deferred Compensation Plans(1)	$152,864	$152,864	$152,864	$	$152,864	$152,864
Severance Pay Plan(2)			202,506
Stock Incentive Plan(3)
Performance RSUs(4)		448,648			448,648	448,648
Time-Vested RSUs(5)					73,411	73,411
Annual Cash Incentive Award(6)		208,628			208,628	208,628
Outplacement Assistance Plan(7)			8,000
TOTAL	$152,864	$810,140	$363,370	$	$883,551	$883,551

J. Jeffrey Dudley

	Estimated Benefits and Payments Upon Termination and Change in Control
Benefit Plan	Voluntary Termination	Early Retirement	Involuntary Not for Cause Termination	Change in Control	Death	Termination Due to Disability
Deferred Compensation Plans(1)	$307,597	$307,597	$307,597	$6,424	$307,597	$307,597
Severance Pay Plan(2)			259,788
Stock Incentive Plan(3)
Performance RSUs(4)		252,284			252,284	252,284
Annual Cash Incentive Award(6)		120,874			120,874	120,874
Outplacement Assistance Plan(7)			8,000
TOTAL	$307,597	$680,755	$575,385	$6,424	$680,755	$680,755

Stephen R. Hawke

	Estimated Benefits and Payments Upon Termination and Change in Control
Benefit Plan	Voluntary Termination	Early Retirement	Involuntary Not for Cause Termination	Change in Control	Death	Termination Due to Disability
Deferred Compensation Plans(1)	$2,263,420	$2,263,420	$2,263,420	$64,745	$2,263,420	$2,263,420
Severance Pay Plan(2)			254,352
Stock Incentive Plan(3)
Performance RSUs(4)		221,058			221,058	221,058
Annual Cash Incentive Award(6)		117,255			117,255	117,255
Outplacement Assistance Plan(7)			8,000
TOTAL	$2,263,420	$2,601,733	$2,525,772	$64,745	$2,601,733	$2,601,733

Stephen M. Quennoz

	Estimated Benefits and Payments Upon Termination and Change in Control
Benefit Plan	Voluntary Termination	Early Retirement	Involuntary Not for Cause Termination	Change in Control	Death	Termination Due to Disability
Deferred Compensation Plans(1)	$4,945,180	$4,945,180	$4,945,180	$144,898	$4,945,180	$4,945,180
Severance Pay Plan(2)			254,352
Stock Incentive Plan(3)
Performance RSUs(4)		221,058			221,058	221,058
Annual Cash Incentive Award(6)		118,908			118,908	118,908
Outplacement Assistance Plan(7)			8,000
TOTAL	$4,945,180	$5,285,146	$5,207,532	$144,898	$5,285,146	$5,285,146

(1)	In the event of a Change of Control, as defined in the 1986 MDCP, participants are eligible to take an accelerated distribution of their account balances at a reduced forfeiture rate. See the section below entitled “Management Deferred Compensation Plans — Effect of Change in Control” for additional information. The amount shown in the Change in Control column reflects the reduced forfeiture of balances, assuming a change in control occurred on December 31, 2010 and the officer elected to take an early distribution of his or her 1986 MDCP account balance as of that date. For Voluntary Termination, Early Retirement, Involuntary Not for Cause Termination, Death and Termination Due to Disability under the company’s deferred compensation plans, amounts shown reflect the value of the account balances. These amounts would generally be payable in a lump sum or over up to 15 years, as elected by participants.
(2)	The amounts shown in the Involuntary Not for Cause Termination column assume 12 months of pay at 2010 salary levels for all named executive officers other than Ms. Pope. For Ms. Pope, the amount shown assumes six months of pay at the 2010 level, which is the amount provided for under the company’s severance plan for employees with at least two years but less than three years of service.
(3)	See also the discussion below in the section entitled “2006 Stock Incentive Plan” for a description of the Compensation Committee’s authority to accelerate vesting and/or modify awards in the event of a change in control under the company’s 2006 Stock Incentive Plan.
(4)	Amounts in this row constitute the value of performance RSUs that would vest assuming performance at 115.8% of target performance for the 2010 grants and 103.5% of target performance for the 2009 grants. The values reflect the closing price of the company’s common stock as December 31, 2010 ($21.70).

(5)	Amounts in this row constitute the value of time-vested RSUs that vest on an accelerated schedule. The value shown reflects the closing price of the company’s common stock as of as of December 31, 2010 ($21.70).
(6)	Under the company’s Annual Cash Incentive Plan, participants are entitled to a pro-rata share of their awards based on the number of months and days that they were employed during the plan year.
(7)	Amounts in this row are the estimated value of outplacement assistance consulting services received, assuming that the executive is granted six months of outplacement assistance, at a value of $5,000 for the first three months and $3,000 for an additional three months.

A. Management Deferred Compensation Plan — Effect of Change in Control

The 1986 MDCP allows participants to elect an accelerated distribution of all or a portion of their accounts, which results in a forfeiture of a portion of the distributed amounts. Following a change of control only 6% of the distribution is forfeited, rather than the 10% forfeiture normally provided for under the plan. “Change of Control” is defined in the 1986 MDCP as an occurrence in which: (1) a person or entity becomes the beneficial owner of securities representing 30% or more of the voting power of the company’s outstanding voting securities, or (2) during any period of two consecutive years, individuals who at the beginning of the period constituted the board, and any new director whose election by the board or nomination for election by the company’s stockholders was approved by at least two-thirds of the directors in office who either were directors as of the beginning of the period or whose election or nomination was previously so approved, cease to constitute at least a majority of the board.

B. Executive Severance Plan

Under the Severance Pay Plan for Executive Employees, executives are eligible for severance pay in the event of a corporate, departmental, or work group reorganization or similar business circumstances resulting in an involuntary termination or a voluntary termination in response to a change in job duties. Severance benefits are determined based on years of service and are paid in a lump sum 60 days following separation from service, except in the case of “key employees,” as defined in the plan, who are subject to a six-month delay before they may receive payments under the plan. The following table shows the amount of the severance benefits:

Years of Service	Severance Benefit
Up to 2 years of service	13 weeks of base pay
2 years of service, but less than 3 years	26 weeks of base pay
3 years of service, but less than 4 years	39 weeks of base pay
4 or more years of service	52 weeks of base pay

C. Annual Cash Incentive Plan

Under the terms of the company’s Annual Cash Incentive Plan, if a participant’s employment terminates due to the participant’s death, disability, or retirement, we will pay an award to the participant or the participant’s estate when awards are payable generally to other participants under the plan. The amount of the award will be prorated to reflect the number of full and partial months during the year in which the participant was employed. For the purposes of this provision, “retirement” means a participant’s termination of employment after meeting the requirements for retirement under the company’s pension plan (currently age 55 with five years of service).

D. 2006 Stock Incentive Plan

Compensation and Human Resources Committee Discretion in Event of Change in Control. Under the terms of the 2006 Stock Incentive Plan, in the event of a change in control of the company or a significant change in the business condition or strategy of the company, the Compensation and Human Resources Committee may decide to accelerate distribution of stock awards, provide payment to the participant of cash or other property equal to the fair market value of the award, adjust the terms of the award, cause the award to be assumed, or make other adjustments to awards as the committee considers equitable to the participant and also in the best interest of the company and its shareholders.

Vesting of Restricted Stock Units. The restricted stock unit award agreements with the named executive officers provide for vesting of both the performance RSUs and time-vested RSUs in the event the officers’ employment is terminated for certain reasons. In the case of the time-vested RSUs, a pro rata portion of an officer’s restricted stock units and associated dividend equivalent rights automatically vest if the officer’s employment is terminated because of death or disability. The number of units that vest is a function of the amount of time the officer was employed over the three-year vesting period. Performance RSUs and associated dividend equivalent rights also vest in the event an officer’s employment is terminated due to death, disability or retirement. The number of units that vest is determined by multiplying the performance percentage by the number of performance RSUs originally granted and by the percentage of the performance period that the officer was actively employed. The remaining performance RSUs are forfeited.

E. Outplacement Assistance Plan

The company maintains the Portland General Electric Company Outplacement Assistance Plan to cover the cost of outplacement assistance for certain employees who lose their jobs as a result of corporate, departmental or work group reorganization, including the elimination of a position, or similar business circumstances. Eligible management employees, including officers, are offered the services of an outside outplacement consultant for three to six months, with the exact length of the services determined by the Compensation and Human Resources Committee.

Additional Information

Note with Respect to Forward-Looking Statements

Statements in this proxy statement that relate to future plans, objectives, expectations, performance, events and the like, including statements regarding compliance with Oregon’s renewal portfolio standard and the company’s actions and initiatives to reduce GHG emissions, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including, but not limited to, “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon” and similar expressions. Shareholders are cautioned that any such forward-looking statements are subject to risks and uncertainties. As a result, actual results may differ materially from those projected in the forward-looking statements. The company assumes no obligation to update any such forward-looking statement. Shareholders should also review the risks and uncertainties listed in the company’s most recent Annual Report on Form 10-K and the company’s reports on Forms 8-K and 10-Q filed with the SEC, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.

Shareholder Proposals for the 2012 Annual Meeting of Shareholders

We plan to hold our 2012 annual meeting of shareholders on May 23, 2012. If you wish to submit a proposal to be considered for inclusion in our proxy materials for the 2012 annual meeting of shareholders, the proposal must be in proper form as required by Rule 14a-8 of the Securities Exchange Act of 1934, and our Corporate Secretary must receive the proposal by December 2, 2011. In addition, under our bylaws, in order for a proposal outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) of the Securities Exchange Act of 1934, such proposal must be received at our principal executive offices by January 12, 2012. After December 2, 2011, and up to January 12, 2012, a shareholder may submit a proposal to be presented at the annual meeting, but it will not be included in our proxy statement or form of proxy relating to the 2012 annual meeting.

Shareholder proposals should be addressed to Portland General Electric Company, Attention: Corporate Secretary at 121 SW Salmon Street, 1WTC1301, Portland, Oregon 97204. We recommend that shareholders submitting proposals use certified mail, return receipt requested, in order to provide proof of timely receipt. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including the conditions established by the Securities and Exchange Commission.

Communications with the Board of Directors

Shareholders and other interested parties may submit written communications to members of the Board of Directors, including the lead independent director (who is the Chairman of the board except in the event that the Chairman is not an independent director), board committees, or the non-management directors as a group. Communications may include the reporting of concerns related to governance, corporate conduct, business ethics, financial practices, legal issues and accounting or audit matters. Communications should be in writing and addressed to the Board of Directors, or any individual director or group or committee of directors by either name or title, and should be sent in care of:

Portland General Electric Company

Attention: Corporate Secretary

121 SW Salmon Street, 1WTC1301

Portland, Oregon 97204

VOTE BY INTERNET - www.proxyvote.com
PORTLAND GENERAL ELECTRIC COMPANY ATTN: WILLIAM VALACH 121 SW SALMON STREET 1WTC0403 PORTLAND, OR 97204

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M31772-P05687	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PORTLAND GENERAL ELECTRIC COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” all director nominees:
Vote on Directors			☐	☐	☐
1.	Election of Directors
Nominees:
01) John W. Ballantine 07) Corbin A. McNeill, Jr.
02) Rodney L. Brown, Jr. 08) Neil J. Nelson
03) David A. Dietzler 09) M. Lee Pelton
04) Kirby A. Dyess 10) James J. Piro
05) Peggy Y. Fowler 11) Robert T. F. Reid
06) Mark B. Ganz
Vote On Proposals
The Board of Directors recommends a vote “FOR” the following proposal:			For	Against	Abstain	The Board of Directors recommends a vote “FOR” the following proposal:		For	Against	Abstain
2.	To approve, by a non-binding vote, the compensation of named executive officers.		☐	☐	☐	4.	To ratify the appointment of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2011.	☐	☐	☐
The Board of Directors recommends that you select “3 YEARS” for the following proposal:		1 Year	2 Years	3 Years	Abstain
3.	To approve, by a non-binding vote, the frequency of future shareholder votes on approval of compensation of named executive officers.	☐	☐	☐	☐	The Board of Directors recommends a vote “AGAINST” the following proposal:		For	Against	Abstain
						5.	Shareholder proposal concerning greenhouse gas emissions reduction.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com or

www.portlandgeneral.com.

M31773-P05687

PORTLAND GENERAL ELECTRIC COMPANY

Annual Meeting of Shareholders

May 11, 2011 10:00 a.m.

This proxy is solicited on behalf of the Board of Directors

The Portland General Electric Company 2011 Annual Meeting of Shareholders will be held on Wednesday, May 11, 2011, at 10:00 a.m. local time, at the Conference Center Auditorium located at Two World Trade Center, 25 SW Salmon Street, Portland, OR 97204.

The undersigned, having received the Notice and accompanying Proxy Statement for said meeting, hereby constitutes and appoints Corbin A. McNeil, Jr., James J. Piro, Maria M. Pope, and J. Jeffrey Dudley, or any of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote all the shares of Common Stock of Portland General Electric Company held of record by the undersigned on March 7, 2011 at the Annual Meeting of Shareholders scheduled to be held on May 11, 2011, or at any adjournment or postponement thereof, on all matters coming before said meeting. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” all director nominees, “FOR” approval of the compensation of named executive officers, “FOR” “3 Years” for the frequency of future shareholder advisory votes on compensation of named executive officers, “FOR” ratification of the appointment of Deloitte & Touche LLP, “AGAINST” the shareholder proposal concerning greenhouse gas emissions reduction, and in the discretion of the proxies with respect to such other business as may properly come before the meeting and at any adjournment or postponements thereof.

Your Vote is Important

To vote through the Internet or by telephone, see instructions on reverse side of this card. To vote by mail, sign, and date this card on the reverse side and mail promptly in the postage-paid envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side